SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported):  August 26, 2004



                        CBL & ASSOCIATES PROPERTIES, INC.

             (Exact Name of Registrant as Specified in its Charter)

          Delaware                        1-12494                62-154718
(State or Other Jurisdiction of   (Commission File Number)   (I.R.S. Employer
       Incorporation) Identification No.)

           Suite 500, 2030 Hamilton Place Blvd, Chattanooga, TN 37421 (Address of principal executive office, including zip code)

                                 (423) 855-0001 (Registrant's telephone number,
              including area code)

                                       N/A
              (Former name, former address and former fiscal year,
                         if changed since last report)

ITEM 5. Other Events

     CBL & Associates Properties, Inc. (the "Company") is updating its consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2003 to reflect the application of the requirements of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

     During June 2004, the Company sold a community center and, in accordance with SFAS No. 144, has reported revenues, expenses and gain on sale from the community center as discontinued operations for each period presented in its quarterly reports filed since the date of the sale, including any comparable periods of the prior year that are presented. The same reclassification as discontinued operations required by SFAS No. 144 following the sale of the community center is required for previously issued annual financial statements for each of the three years shown in the Company's last annual report on Form 10-K, if those financial statements are incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended, even though those financial statements relate to periods prior to the date of the sale.

     This reclassification has no effect on the Company's reported net income available to common shareholders. This Form 8-K updates Items 6, 7, 8 and 15 of the Company's Form 10-K to reflect the community center sold in June 2004 as discontinued operations. All other items of the Form 10-K remain unchanged. No attempt has been made to update matters in the Form 10-K, except to the extent expressly provided above.

Index to Exhibit 99.1                                                Page Number
----------------------------------------------------------------     -----------
Selected Financial Data                                                  5
Management's Discussion and Analysis of Financial Condition and
   Results of Operations                                                 7
Financial Statements                                                    26



ITEM 7. Exhibits

Exhibit
Number    Description
--------  -------------

23.1      Consent of Deloitte & Touche LLP

99.1 Items 6, 7, 8 and 15 of the Company's Annual Report on Form 10-K for the Year Ended December 31, 2003 as revised for the adoption of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        CBL & ASSOCIATES PROPERTIES, INC.


                   _______________/s/ John N. Foy_______________
                                   John N. Foy
                                 Vice Chairman,
                      Chief Financial Officer and Treasurer
                     (Authorized Officer of the Registrant,
                         Principal Financial Officer and
                          Principal Accounting Officer)


Date:  August 26, 2004

                                                                  Exhibit 23.1


            CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statements Nos. 333-73376, 333-04295, 333-41768, and 333-88914 on Form S-8 and Registration
Statements Nos. 033-92218, 333-47041, 333-90395, 333-62830, 333-97831,
333-104882 and 333-108947 on Form S-3 of CBL & Associates Properties, Inc. of our report dated February 27, 2004, except for Notes 3, 4, 9, 12 and 13 as to which the date is August 20, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the impact of the adoption of Statement of Financial Accounting Standards No. 144), appearing in this Current Report on Form 8-K of CBL & Associates Properties, Inc.


/s/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
August 30, 2004

                                                                  Exhibit 99.1


Item 6.           Selected Financial Data:

The following table sets forth selected financial and operating information for CBL & Associates Properties, Inc. (the "Company") for each of the five years in the period ended December 31, 2003, which has been updated to reflect the application of the requirements of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to the sale of a community center in June 2004 that requires the results of operations of this community center be retroactively reclassified as discontinued operations in all periods presented. This reclassification has no effect on the reported net income available to common shareholders in any prior period. Refer to Note 4 to the Company's consolidated financial statements. The following information should be read in conjunction with the Company's consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this report.

(In thousands, except per share data)

                                                        Year Ended December 31, (2)
                                         ---------------------------------------------------------
                                            2003        2002       2001       2000       1999
                                         ---------------------------------------------------------
Total revenues                             $ 667,193   $ 586,682  $ 536,972  $ 345,674  $ 305,433
Total expenses                               350,337     302,654    278,141    179,449    160,309
                                         ---------------------------------------------------------
Income from operations                       316,856     284,028    258,831    166,225    145,124
Interest income                                2,485       1,853      1,891      2,644      2,128
Interest expense                            (153,322)   (143,041)  (156,558)   (95,827)   (83,026)
Loss on extinguishment of debt                  (167)     (3,910)   (13,558)      (367)         -
Gain on sales of real estate assets           77,765       2,804     10,649     15,978      6,248
Equity in earnings of unconsolidated
    affiliates                                 4,941       8,215      7,155      3,684      3,263
Minority interest in earnings:
 Operating partnership                      (106,532)    (64,251)   (49,643)   (28,507)   (23,264)
 Shopping center properties                   (2,758)     (3,280)    (1,654)    (1,504)    (1,194)
                                         ---------------------------------------------------------
Income before discontinued operations        139,268      82,418     57,113     62,326     49,279
Discontinued operations                        4,871       2,488      3,795      3,396      5,316
                                         ---------------------------------------------------------
Net income                                   144,139      84,906     60,908     65,722     54,595
Preferred dividends                          (19,633)    (10,919)    (6,468)    (6,468)    (6,468)
                                         ---------------------------------------------------------
Net income available to common
   shareholders                            $ 124,506    $ 73,987  $  54,440   $ 59,254   $ 48,127
                                         =========================================================
Basic earnings per common share:
   Income before discontinued
       operations,  net of preferred
       dividends                           $    4.00    $   2.49  $    2.00   $   2.25   $   1.74
                                         =========================================================
   Net income available to common
       shareholders                        $    4.16    $   2.58  $    2.15   $   2.38   $   1.95
                                         =========================================================
   Weighted average shares outstanding        29,936      28,690     25,358     24,881     24,647
Diluted earnings per common share:
   Income before discontinued
       operations, net of preferred
       dividends                           $    3.84    $   2.41  $    1.96   $   2.23   $   1.72
                                         =========================================================
   Net income available to common
       shareholders                        $    3.99    $   2.49  $    2.10   $   2.37   $   1.94
                                         =========================================================
   Weighted average shares and
       potential dilutive common shares
       outstanding                            31,193      29,668     25,833     25,021     24,834
Dividends declared per common share        $    2.69    $   2.32  $    2.13   $   2.04   $   1.95

                                                                December 31, (2)
                                         ----------------------------------------------------------
                                            2003       2002        2001       2000        1999
                                         ----------------------------------------------------------
 BALANCE SHEET DATA:
 Net investment in real estate assets    $3,912,220   $3,611,485 $3,201,622 $2,040,614 $1,960,554
 Total assets                             4,264,310    3,795,114  3,372,851  2,115,565  2,018,838
 Total mortgage and other notes
    payable                               2,738,102    2,402,079  2,315,955  1,424,337  1,360,753
 Minority interests                         527,431      500,513    431,101    174,665    170,750
 Shareholders' equity                       837,299      741,190    522,088    434,825    419,887
 OTHER DATA:
 Cash flows provided by (used in):

   Operating activities                  $   274,349  $  273,923 $  213,075 $  139,118 $  130,557
   Investing activities                     (333,379)   (274,607)  (201,245)  (122,215)  (204,856)
   Financing activities                       66,007       3,902     (6,877)   (17,958)    75,546
 Funds From Operations (FFO) (1)
  of the Operating Partnership               271,588     235,474    182,687    137,132    125,168
 FFO applicable to the Company               146,552     126,127     94,945     92,594     84,364

(1) Please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations for the definition of FFO. FFO does not represent cash flow from operations as defined by accounting principles generally accepted in the United States and is not necessarily indicative of the cash available to fund all cash requirements.

(2) Please refer to Notes 3 and 5 to the consolidated financial statements for a description of acquisitions and joint venture transactions that have impacted the comparability of the financial information presented.

Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes that are included in this annual report. Capitalized terms used, but not defined, in this Management's Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as defined in the notes to the consolidated financial statements. In this discussion, the terms "we", "us", "our" and the "Company" refer to CBL & Associates Properties, Inc. and its subsidiaries.

     Certain statements made in this section or elsewhere in this report may be deemed "forward looking statements" within the meaning of the federal securities laws. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, without limitation, general industry, economic and business conditions, interest rate fluctuations, costs of capital and capital requirements, availability of real estate properties, inability to consummate acquisition opportunities, competition from other companies and retail formats, changes in retail rental rates in the Company's markets, shifts in customer demands, tenant bankruptcies or store closings, changes in vacancy rates at our properties, changes in operating expenses, changes in applicable laws, rules and regulations, the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future business. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Overview

     We are a self-managed, self-administered, fully integrated real estate investment trust ("REIT") that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls and community centers. Our shopping center properties are located primarily in the Southeast and Midwest, as well as in select markets in other regions of the United States.

     As of December 31, 2003, we owned controlling interests in 56 regional malls, 21 associated centers (each adjacent to a regional shopping mall), 17 community centers, and our corporate office building. We consolidate the financial statements of all entities in which we have a controlling financial interest. As of December 31, 2003, we owned non-controlling interests in four regional malls, two associated centers and 42 community centers. Because major decisions such as the acquisition, sale or refinancing of principal partnership or joint venture assets must be approved by one or more of the other partners, we do not control these partnerships and joint ventures and, accordingly, account for these investments using the equity method. We had two malls, both owned in joint ventures, three mall expansions, one associated center, two community centers and one community center expansion under construction as of December 31, 2003.

     The majority of our revenues are derived from leases with retail tenants and generally include base minimum rents, percentage rents based on tenants' sales volumes and reimbursements from tenants for expenditures, including property operating expenses, real estate taxes and maintenance and repairs, as well as certain capital expenditures. We also generate revenues from sales of outparcel land at the properties and from sales of operating real estate assets when it is determined that we can realize the maximum value of the assets. Proceeds from such sales are generally used to reduce borrowings on the credit facilities.

     Our regional mall portfolio performed well during 2003 as evidenced by consistently high occupancy levels, increased rents on expiring leases, and growth in both specialty leasing income and same-store mall store sales. The properties we acquired over the past two years also made significant contributions to our growth in 2003 as we continued to leverage our expertise to improve the tenant mix in these properties and to capitalize on opportunities for specialty leasing income.

     We expanded our portfolio with the acquisition of six malls and two associated centers during 2003, representing a total investment of $494.6 million. The acquisition market is competitive and we continue to pursue potential acquisition opportunities where we believe that we can leverage our expertise to enhance the value of the property.

     During 2003, we obtained a new secured credit facility and capitalized on the favorable interest rate environment by obtaining non-recourse, fixed-rate mortgage loans on several of our properties. We also made a strategic decision to contribute ownership interests in 51 of our community centers to Galileo America LLC ("Galileo America'), a joint venture we have formed with Australia-based Galileo America Shopping Trust. Galileo America Shopping Trust has a controlling 90% interest in the joint venture and we have a 10% noncontrolling interest. While this transaction will result in a short-term dilution to earnings, we believe it allows us to develop and acquire real estate assets that will be more productive in the long-term and provides us access to a new capital market.

     On October 23, 2003, we completed the first phase of the transaction when we sold interests in 41 community centers to Galileo America. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the results of operations of these properties have not been reflected as discontinued operations in the consolidated financial statements since we have significant continuing involvement with the properties through our 10% ownership interest in Galileo America and the long-term agreement under which we will be the exclusive manager of the properties.

     Bankruptcy filings and store closings by retail tenants are normal in the course of our business. Our leasing personnel continually work to re-lease spaces that become vacant due to bankruptcies, store closings and lease expirations. During 2003, bankruptcies resulted in 63 store closings, representing $5.1 million in annual gross rentals. Subsequent to year-end, KB Toys, Gadzooks, One Price Clothing, and Footstar filed for bankruptcy. The total annual gross rentals related to the stores these retailers have notified us will be closing is $4.2 million.

Results of Operations

Comparison  of the Year Ended  December 31, 2003 to the Year Ended  December 31,
2002

     The following significant transactions impacted the consolidated results of operations for the year ended December 31, 2003, compared to the year ended December 31, 2002:

|X| The acquisition of six malls and two associated centers and the opening of one new associated center and two new community centers during 2003. Additionally, there was a full year of operations in 2003 for three malls and one associated center that were acquired during 2002 and one associated center that was opened in 2002. The properties opened or acquired during 2003 and 2002 are collectively referred to as the "New Properties" and are as follows:

Property                       Location                 Date Acquired / Opened
------------------------------------------------------------------------------
Acquisitions:
-------------
Richland Mall                  Waco, TX                 May 2002
Panama City Mall               Panama City, FL          May 2002
Westmoreland Mall              Greensburg, PA           December 2002
Westmoreland Crossing          Greensburg, PA           December 2002
Sunrise Mall                   Brownsville, TX          April 2003
Sunrise Commons                Brownsville, TX          April 2003
Cross Creek Mall               Fayetteville, NC         September 2003
River Ridge Mall               Lynchburg, VA            October 2003
Valley View Mall               Roanoke, VA              October 2003
Southpark Mall                 Colonial Heights, VA     December 2003
Harford Mall                   Bel Air, MD              December 2003
Harford Annex                  Bel Air, MD              December 2003

New Developments:
-----------------
Parkdale Crossing              Beaumont, TX             November 2002
The Shoppes at Hamilton Place  Chattanooga, TN          May 2003
Cobblestone Village            St. Augustine, FL        May 2003
Waterford Commons              Waterford, CT            September 2003


|X| The consolidation of a full year of operations for East Towne Mall, West Towne Mall and West Towne Crossing (the "Newly Consolidated Properties") in which we acquired the remaining ownership interest during December 2002. We had previously owned a non-controlling interest in these properties and had accounted for them using the equity method of accounting.

|X| The sale of interests in 41 community centers to Galileo America in October 2003 ("the Galileo Transaction").

Revenues

     The $80.6 million increase in revenues was primarily attributable to increases of $44.7 million from the New Properties, $23.6 million from the Newly Consolidated Properties and $20.6 million from properties that were in operation for all of 2003 and 2002, offset by a reduction of $6.7 million from the Galileo Transaction.

     The increase in revenues at properties that were in operation for all of 2003 and 2002 was primarily driven by our ability to maintain high occupancy levels while achieving increases in rents from both new leases and lease renewals on comparable spaces. Additionally, our cost recovery ratio improved to 99.2% in 2003 compared to 91.4% in 2002 due primarily to the partial recovery of certain capital expenditures incurred in connection with the significant number of mall renovations completed during the past three years.

     Management, leasing and development fees decreased $1.6 million because of a reduction in fees related to the Newly Consolidated Properties.

Operating Expenses

     Property operating expenses (including real estate taxes and maintenance and repairs) increased $20.0 million due to increases of $15.5 million from the New Properties and $7.4 million from the Newly Consolidated Properties, offset by a reduction of $2.9 million from the Galileo Transaction.

      The $19.5 million increase in depreciation and amortization expense resulted from increases of $9.2 million from the New Properties, $4.2 million from the Newly Consolidated Properties and $7.1 million from the comparable centers, which is primarily attributable to the 16 property renovations and expansions that were completed during 2003 and 2002. These increases were offset by a reduction of $1.0 million from the Galileo Transaction.

     General and administrative expenses increased $7.1 million because we had a lower level of development activity in 2003 than in 2002. As a result, we capitalized less in salaries of leasing and development personnel, which resulted in higher compensation expense. There were also additional salaries and benefits for the personnel added to manage the properties acquired during 2003 and 2002 combined with normal wage increases for existing personnel.

Other Income and Expenses

     Interest expense increased $10.3 million due to the debt on the New Properties and the Newly Consolidated Properties. We also refinanced $196.0 million of short-term, variable-rate debt with fixed-rate, non-recourse long-term debt with a higher interest rate. The increase was offset somewhat by a reduction in debt related to the Galileo Transaction and normal principal amortization. While converting to fixed-rate debt is dilutive in the short-term, it is consistent with our strategy of minimizing exposure to variable-rate debt when we can obtain fixed-rate debt on terms that are deemed favorable for the long-term.

     The net gain on sales of $77.8 million in 2003 was primarily attributable to the $71.9 million gain recognized on the Galileo Transaction. The remaining $5.9 million of gain was related to gains on sales of 20 outparcels at various properties and sales of two options on potential development sites.

     Equity in earnings decreased by $3.3 million in 2003 as a result of the Newly Consolidated Properties no longer being accounted for using the equity method.

     Six community centers were sold during 2003 for a net gain on discontinued operations of $4.0 million and one community center was sold in June 2004 for a gain on discontinued operations of $0.6 million. Operating income from discontinued operations decreased in 2003 because the properties were owned for a shorter period of time in 2003 than in 2002, and because 2002 includes the operations of properties that were sold during 2002.

Comparison  of the Year Ended  December 31, 2002 to the Year Ended  December 31,
2001

     The following significant transactions impacted the consolidated results of operations for the year ended December 31, 2002, compared to the year ended December 31, 2001:

|X| The acquisition of ownership interests in 21 malls and two associated centers from The Richard E. Jacobs Group ("Jacobs") on January 31, 2001; therefore, the results of operations for 2002 include an additional month of operations for these properties as compared to 2001. In March 2002, the second and final stage of the Jacobs acquisition was completed with the acquisition of additional interests in four malls and one associated center.

|X| The acquisition or opening of three additional properties during 2001 and six additional properties during 2002. The new properties opened or acquired are:

Property                      Location                 Date Acquired/Opened
----------------------------- ------------------------ --------------------
Acquisitions:
-------------
Willowbrook Plaza             Houston, TX              February 2001
Richland Mall                 Waco, TX                 May 2002
Panama City Mall              Panama City, FL          May 2002
Westmoreland Mall             Greensburg, PA           December 2002
Westmoreland Crossing         Greensburg, PA           December 2002

Developments:
-------------
Creekwood Crossing            Bradenton, FL            April 2001
The Lakes Mall                Muskegon, MI             August 2001
CBL Center                    Chattanooga, TN          January 2002
Parkdale Crossing             Beaumont, TX             November 2002


|X| Six community centers were sold during 2001 and their results of operations are included in income from operations in 2001 through each property's respective disposal date. The results of operations of the five community centers and the office building sold during 2002 are included in discontinued operations for all periods presented as a result of the adoption of SFAS No. 144.

|X| During the first quarter of 2002, we began to include Columbia Place in Columbia, SC, in the consolidated financial statements after acquiring an additional 31% interest in the property, which resulted in our owning a 79% controlling interest. In August 2002, we acquired the remaining 21% interest in Columbia Place. Our interest in Columbia Place was previously accounted for using the equity method of accounting.

|X| In February 2002, we contributed 90% of our interests in Pemberton Plaza, an associated center in Vicksburg, MS, and Massard Crossing and Willowbrook Plaza, community centers located in Ft. Smith, AR, and Houston, TX, respectively, to a joint venture that is accounted for using the equity method of accounting. Prior to the date of contribution, the results of operations of these properties were included in our consolidated statements of operations.

Revenues

     The $49.7 million increase in revenues was primarily attributable to:

|X| $21.9 million from an additional month of operations in 2002 related to the Jacobs properties combined with improvements in leasing and occupancy at the Jacobs properties,

|X| $30.1 million from the additional nine properties opened or acquired during 2002 and 2001,

|X| $5.5 million from both the continued improvement in leasing and occupancy at comparable properties and an increase in lease termination fees of $1.4 million to $5.5 million in 2002 compared to $4.1 million in 2001,

|X| an increase of $2.0 million in management, leasing and development fees as a result of management and leasing fees from unconsolidated affiliates that were acquired in the Jacobs transaction and from an unconsolidated affiliate that began operations during 2002

|X|  a reduction of $5.0 million related to the properties sold during 2001 and

|X| a reduction of $6.4 million related to the three properties that were contributed to a joint venture early in 2002.

Operating Expenses

     Property operating expenses (including real estate taxes and maintenance and repairs) increased by $10.7 million due to:

|X| an increase of $4.6 million related to the additional month in 2002 for the Jacobs properties,

|X| an increase of $11.4 million related to the other nine properties opened or acquired during 2002 and 2001 and

|X| a reduction of $2.3 million related to both the properties sold during 2001 and the three properties contributed to a joint venture in 2002.


     Depreciation and amortization expense increased by $10.5 million due to:

|X| an increase of $2.0 million related to the additional month for the Jacobs properties,

|X| an additional $3.5 million related to the other nine properties opened or acquired during 2002 and 2001,

|X| additional depreciation of $6.9 million related to the capital expenditures made during 2002 and 2001 in connection with the ongoing renovations at existing properties and

|X| a reduction of $1.9 million related to both the properties sold during 2001 and the three properties contributed to a joint venture.

     General and administrative expenses increased $4.5 million primarily due to additional salaries and benefits for the personnel added to manage the properties acquired during 2002 and 2001. Increased professional fees and the costs to move to our new corporate headquarters also contributed to the increase.

Other Income and Expenses

     Interest expense decreased $13.5 million due to reductions of debt with net proceeds of $114.7 million from the March 2002 common stock offering and net proceeds of $96.4 million from the June 2002 preferred stock offering.

     The loss on extinguishment of debt decreased from $13.6 million in 2001 to $3.9 million in 2002 because we retired less debt subject to prepayment penalties in 2002 as compared to 2001.

     The net gain on sales of real estate assets of $2.8 million in 2002 was related to total gains of $3.3 million on seven outparcel sales and total losses of $0.5 million on three outparcel sales. The net gain on sales of $10.6 million in 2001 includes a net gain on sales of operating properties of $8.4 million and a net gain of $1.8 million from sales of nine outparcels.

     Equity in earnings of unconsolidated affiliates increased because we acquired additional partnership interests in East Towne Mall, West Towne Mall and West Towne Crossing in Madison, WI, and Kentucky Oaks Mall in Paducah, KY, in March 2002. The increase was offset by the effect of accounting for Columbia Place as a consolidated property in 2002 as compared to an unconsolidated affiliate in 2001.

     Five community centers and an office building were sold during 2002 for a net gain on discontinued operations of $0.4 million. The fluctuation between years in operating income from discontinued operations results from the timing of the dispositions during each year.

Operational Review

     The shopping center business is, to some extent, seasonal in nature with tenants achieving the highest levels of sales during the fourth quarter because of the holiday season. Additionally, the malls earn most of their "temporary" rents (rents from short-term tenants), during the holiday period. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the fiscal year.

     We classify our regional malls into two categories - malls that have completed their initial lease-up ("Stabilized Malls") and malls that are in their initial lease-up phase ("Non-Stabilized Malls"). Non-Stabilized Malls currently include The Lakes Mall in Muskegon, MI, which opened in August 2001; and Parkway Place in Huntsville, AL, which opened in October 2002.

     We derive a significant amount of our revenues from the mall properties. The sources of our revenues by property type were as follows:

                                                  Year Ended December 31,
                                              ---------------------------------
                                                    2003             2002
                                              ----------------- ---------------
Malls                                               85.7%           83.6%
Associated centers                                   3.6%            3.2%
Community centers                                    7.8%           10.1%
Mortgages, office building and other                 2.9%            3.1%

Sales and Occupancy Costs

     Mall store sales (for those tenants who occupy 10,000 square feet or less and have reported sales) in the Stabilized Malls increased by 1.1% on a comparable per square foot basis to $300.16 per square foot for 2003 compared with $296.95 per square foot for 2002. The increase in 2003 represented the first year-over-year increase in three years, as sales were either flat or down slightly in those years.

     Occupancy costs as a percentage of sales for the Stabilized Malls were 12.2% and 12.0% for 2003 and 2002, respectively.

Occupancy

     The occupancy of the portfolio was as follows:

                                                        December 31,
                                              ---------------------------------
                                                    2003             2002
                                              ----------------- ---------------
Total portfolio occupancy                        93.3%              93.5%
Total mall portfolio:                            94.2%              93.5%
     Stabilized Malls                            94.4%              94.1%
     Non-Stabilized Malls                        87.7%              78.5%
Associated centers                               88.6%              95.2%
Community centers (1)                            91.9%              91.4%

(1) Excludes the community centers that were in the first phase of the Galileo Transaction

     The occupancy of the Associated Centers declined during 2003 because of the vacancy of a 36,000 square foot Just For Feet Store at the Village at Rivergate in Nashville, TN and a 46,000 square foot Appliance Factory Warehouse at Hamilton Corner in Chattanooga, TN. The continued vacancy of a 68,000 square foot former Ames store at Westmoreland Crossing, which was vacant when the center was acquired in December 2002, also had a negative impact on the occupancy of the Associated Centers.

Leasing

     Average annual base rents per square foot were as follows for each property type:

                                                    At December 31,
                                          ------------------------------------
                                                2003              2002
                                          ----------------- ------------------
Stabilized Malls                               $25.03             $23.54
Non-Stabilized Malls                            25.82              22.78
Associated centers                               9.90               9.87
Community centers (1)                            9.15               9.61

(1) Excludes the community centers that were in the first phase of the Galileo Transaction.

     The increase in average base rents resulted from our ability to achieve positive results from renewal and replacement leasing during 2003 for spaces that were previously occupied as demonstrated in the following table:

                               Base Rent           Base Rent
                               Per Square         Per Square
                                  Foot               Foot
                            Prior Lease (1)     New Lease (2)      Increase
                            ----------------    --------------    ------------
Stabilized Malls                 $22.47             $24.50             9.0%
Associated centers                13.66              13.99             2.4%
Community centers (3)             11.40              11.78             3.3%

(1)  Represents the rent that was in place at the end of the lease term.
(2)  Average base rent over the term of the new lease.
(3) Excludes the community centers that were in the first phase of the Galileo Transaction.

Liquidity and Capital Resources

     There was $20.3 million of unrestricted cash and cash equivalents as of December 31, 2003, an increase of $7.0 million from December 31, 2002. Cash flows from operations are used to fund short-term liquidity and capital needs such as tenant construction allowances, capital expenditures and payments of dividends and distributions. For longer-term liquidity needs such as acquisitions, new developments, renovations and expansions, we typically rely on property specific mortgages (which are generally non-recourse), construction and term loans, revolving lines of credit, common stock, preferred stock, joint venture investments and a minority interest in the Operating Partnership.

Cash Flows

     Cash provided by operating activities increased $0.4 million to $274.3 million. Although the addition of New Properties and Newly Consolidated Properties, combined with improved results at existing centers, contributed to an increase in operating cash flows, the increase was offset by decreases related to the timing of reductions in accounts payable and accrued liabilities.

     Cash used in investing activities increased $58.8 million to $333.4 million. Cash used to acquire real estate assets increased by $106.8 million to $273.3 million due to the acquisition of six malls and two associated centers during 2003 compared to three malls and one associated center acquired in 2002. Cash paid for capital expenditures increased $45.5 million to $227.4 million primarily due to the Company's investments in development projects, the renovations of six malls in 2003 and expenditures for tenant allowances and deferred maintenance. The increases in cash outflows for investing activities were offset by an increase of $121.0 million in net proceeds received from sales of real estate assets to $205.8 million as a result of the Galileo Transaction and the sales of six community centers and 20 outparcels in 2003 compared to five community centers, an office building and 10 outparcels sold in 2002. Additionally, we paid $21.0 million to purchase the minority interest held by one of our former executive officers who retired in 1997.

     Cash provided by financing activities increased $62.1 million to $66.0 million in 2003 compared to $3.9 million in 2002. The increase was primarily due to a significant reduction in the amount of debt retired in 2003 compared to 2002. This was partially offset by the redemption of our 9.0% Series A preferred stock and an increase in dividends and distributions paid.

Debt

     The following tables summarize debt based on our pro rata ownership share (including our pro rata share of unconsolidated affiliates and excluding minority investors' share of consolidated properties) because we believe this provides investors a clearer understanding of our total debt obligations and liquidity (in thousands):

                                                                                                                       Weighted
                                                                                                                       Average
                                                                    Minority       Unconsolidated                      Interest
                                                  Consolidated      Interests        Affiliates         Total          Rate(1)
                                                  -------------- ---------------- ----------------- --------------- ---------------
December 31, 2003:
Fixed-rate debt:
     Non-recourse loans on operating properties        $2,256,544  $ (19,577)          $  57,985        $2,294,952      6.64%
                                                  -------------- ---------------- ----------------- --------------- ---------------
Variable-rate debt:
     Recourse term loans on operating properties          105,558      --                 30,335           135,893      2.73%
     Construction loans                                        --      --                 46,801            46,801      2.94%
     Lines of credit                                      376,000      --                     --           376,000      2.23%
                                                  -------------- ---------------- ----------------- --------------- ---------------
     Total variable-rate debt                             481,558      --                 77,136           558,694      2.39%
                                                  -------------- ---------------- ----------------- --------------- ---------------
Total                                                  $2,738,102  $ (19,557)          $ 135,121        $2,853,646      5.81%
                                                  -------------- ---------------- ----------------- --------------- ---------------

December 31, 2002:
Fixed-rate debt:
     Non-recourse loans on operating properties        $1,867,915  $ (20,127)          $  38,269        $1,886,057      7.19%
                                                  -------------- ---------------- ----------------- --------------- ---------------
Variable-rate debt:
     Recourse term loans on operating properties          290,954      --                 28,228           319,182      3.89%
     Construction loans                                    21,935     (1,795)                 --            20,140      3.08%
     Lines of credit                                      221,275      --                     --           221,275      2.69%
                                                  -------------- ---------------- ----------------- --------------- ---------------
     Total variable-rate debt                             534,164     (1,795)             28,228           560,597      3.39%
                                                  -------------- ---------------- ----------------- --------------- ---------------
Total                                                  $2,402,079  $ (21,922)          $  66,497        $2,446,654      6.31%
                                                  -------------- ---------------- ----------------- --------------- ---------------

(1) Weighted average interest rate before amortization of deferred financing costs.

     On February 28 2003, we entered into a new secured credit facility for $255.0 million that replaced both a secured credit facility of $130.0 million and an unsecured credit facility of $105.3 million. By entering into the new credit facility, we were able to lower the interest rate to LIBOR plus 1.00% from LIBOR plus 1.5% on the previous unsecured line of credit. We currently have four secured credit facilities with total availability of $365.0 million, of which $304.0 million was outstanding as of December 31, 2003. There were also letters of credit totaling $17.3 million outstanding under these secured credit facilities as of December 31, 2003. The secured credit facilities bear interest at LIBOR plus 1.00%.

     We have a short-term, unsecured credit facility of $130.0 million that matures May 31, 2004 and bears interest at LIBOR plus 1.30%. We have the option to extend the maturity to September 30, 2004. We obtained this credit facility to provide resources for the acquisitions that were completed during the fourth quarter of 2003. There was $72.0 million outstanding under this facility at December 31, 2003.

     We also have secured lines of credit with total availability of $21.6 million that can only be used to issue letters of credit. There was $16.6 million outstanding under these lines at December 31, 2003.

     On September 12, 2003, we closed four long-term, non-recourse, fixed-rate mortgage loans totaling $196.0 million that are secured by three of our regional malls and one associated center. The loans bear interest at rates ranging from 4.52% to 5.45% and have terms of five to ten years.

     We assumed $209.8 million of debt in connection with the acquisitions completed during 2003. The loan of $40.0 million related to Sunrise Mall bears interest at LIBOR plus 3.00%, with a minimum rate of 4.90%, and matures in May 2004. The loan on Sunrise Mall was assumed subject to a pre-existing interest rate cap agreement of 5.50% that also matures in May 2004. The remaining loans that were assumed during 2003 bear interest at fixed rates ranging from 7.00% to 8.60% and mature at various dates from January 2007 to May 2012. Since the stated interest rates on the fixed-rate loans were above market rates for similar debt instruments as of the respective dates of acquisition, debt premiums of $26.3 million were recorded to reflect the assumed debt at estimated fair values.

     The secured and unsecured credit facilities contain, among other restrictions, certain financial covenants including the maintenance of certain coverage ratios, minimum net worth requirements, and limitations on cash flow distributions. We were in compliance with all financial covenants and restrictions under our credit facilities at December 31, 2003. Additionally, certain property-specific mortgage notes payable require the maintenance of debt service coverage ratios. At December 31, 2003, the properties subject to these mortgage notes payable were in compliance with the applicable ratios.

     We expect to refinance the majority of mortgage and other notes payable maturing over the next five years with replacement loans. Based on our pro rata share of total debt, there is $238.3 million of debt that is scheduled to mature in 2004. There are extension options in place that will extend the maturity of $94.3 million of this debt to 2005. We repaid $32.0 million of these loans subsequent to December 31, 2003, and expect to either repay or refinance the remaining $112.0 million of maturing loans.

Equity

     On August 22, 2003, we issued 4,600,000 depositary shares in a public offering, each representing one-tenth of a share of 7.75% Series C cumulative redeemable preferred stock with a par value of $0.01 per share. The Series C preferred stock has a liquidation preference of $250.00 per share ($25.00 per depositary share). The net proceeds of $111.2 million were used to partially fund acquisitions and for general corporate purposes.

     We redeemed the remaining 2,675,000 outstanding shares of the 9.0% Series A cumulative redeemable preferred stock at its face value of $25.00 per share plus accrued and unpaid dividends on November 28, 2003. We also recorded a charge of $2.2 million to write-off direct issuance costs that were recorded as a reduction of additional paid-in capital when the Series A preferred stock was issued. The charge was reflected in preferred dividends in the consolidated statement of operations.

     As a publicly traded company, we have access to capital through both the public equity and debt markets. We have an effective shelf registration statement authorizing us to publicly issue shares of preferred stock, common stock and warrants to purchase shares of common stock with an aggregate public offering price up to $562.0 million, of which approximately $447.0 million remains after the Series C preferred stock offering.

     We anticipate that the combination of equity and debt sources will, for the foreseeable future, provide adequate liquidity to continue our capital programs substantially as in the past and make distributions to our shareholders in accordance with the requirements applicable to real estate investment trusts.

     Our policy is to maintain a conservative debt-to-total-market capitalization ratio in order to enhance our access to the broadest range of capital markets, both public and private. Based on our share of total consolidated and unconsolidated debt and the market value of equity, our debt-to-total-market capitalization (debt plus market-value equity) ratio was as follows at December 31, 2003 (in thousands, except stock prices):

                                                         Shares
                                                       Outstanding      Stock Price (1)          Value
                                                    ------------------  -----------------   -----------------
Common stock and operating partnership units              55,546            $   56.50           $3,138,349
8.75% Series B Cumulative Redeemable Preferred Stock       2,000            $   50.00              100,000
7.75% Series C Cumulative Redeemable Preferred Stock         460            $  250.00              115,000
                                                                                            -----------------
Total market equity                                                                              3,353,349
Company's share of total debt                                                                    2,853,646
                                                                                            -----------------
Total market capitalization                                                                    $ 6,206,995
                                                                                            =================
Debt-to-total-market capitalization ratio                                                           46.0%
                                                                                            =================

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on December 31, 2003. The stock price for the preferred stock represents the face value of each respective series of preferred stock.


Contractual Obligations

      The following table summarizes our significant contractual obligations as of December 31, 2003 (dollars in thousands):

                                                                                       Payments Due By Period
                                                                   ----------------------------------------------------------------
                                                                                 Less Than      1 - 3      3 - 5      More Than
                                                                    Total         1 Year        Years      Years       5 Years
                                                                   ------------- ------------ ------------ ---------- -------------
Long-term debt:
    Total consolidated debt service (1)                               $3,593,528    $425,843     $873,813     $818,281   $1,475,591
    Minority investors' share of debt service in shopping
          center properties                                              (24,978)     (1,982)      (3,964)     (17,602)      (1,430)
    Our share of unconsolidated affiliates debt service (2)              132,736      37,138       60,732       34,866           --
                                                                   ------------- ------------ ------------ ---------- -------------
    Our share of total debt service obligations                        3,701,286     460,999      930,581      835,545    1,474,161
                                                                   ------------- ------------ ------------ ---------- -------------
Operating Leases: (3)
    Ground leases on consolidated properties                              23,648         559          921          945       21,223
    Our share of ground leases on unconsolidated affiliates                5,601          62          123          122        5,294
                                                                   ------------- ------------ ------------ ---------- -------------
    Our share of total ground lease obligations                           29,249         621        1,044        1,067       26,517
                                                                   ------------- ------------ ------------ ---------- -------------
Purchase Obligations: (4)
    Construction contracts on consolidated properties                     49,559      49,559           --           --           --
    Our share of construction contracts of unconsolidated
        affiliates                                                        17,229      15,130        2,099           --           --
                                                                   ------------- ------------ ------------ ---------- -------------
    Our share of total construction contracts                             66,788      64,689        2,099           --           --
                                                                   ------------- ------------ ------------ ---------- -------------
    Letters of credit (5)                                                 33,955      26,773        7,182           --           --
                                                                   ------------- ------------ ------------ ---------- -------------
Other long-term liabilities:
    Master lease obligation to Galileo America (6)                         2,184         436          874          874           --
                                                                   ------------- ------------ ------------ ---------- -------------
Total contractual obligations                                         $3,833,462    $553,518     $941,780     $837,486   $1,500,678
                                                                   ============= ============ ============ ========== =============

(1) Represents principal and interest payments due under terms of mortgage and other notes payable and includes $481,558 of variable-rate debt on four operating properties, four secured credit facilities and one unsecured credit facility. The variable-rate loans on the four operating properties call for payments of interest only with the total principal due at maturity. The credit facilities do not require scheduled principal payments. The future contractual obligations for all variable-rate indebtedness reflect payments of interest only throughout the term of the debt with the total outstanding principal at December 31, 2003 due at maturity. The future interest payments are projected based on the interest rates that were in effect at December 31, 2003. See Note 6 to the consolidated financial statements for additional information regarding the terms of long-term debt.

(2)  Includes  $77,136  of  variable-rate   indebtedness.   Future   contractual
     obligations have been projected using the same assumptions as used in (1) above.

(3) Obligations where we own the buildings and improvements, but lease the underlying land under long-term ground leases. The maturities of these leases range from September 2006 to July 2089 and generally provide for renewal options. Renewal options have not been included in the future contractual obligations.

(4) Represents the remaining balance to be incurred under construction contracts that had been entered into as of December 31, 2003, but were not complete. The contracts are primarily for development, renovation and expansion of properties and all are expected to be completed in 2004 with the exception of one, which is expected to be completed in March 2005. The maturities under this contract have been presented assuming the unpaid outstanding commitment will be paid in equal monthly installments through March 2005.

(5) Represents amounts outstanding under letters of credit. The outstanding amounts under each letter of credit are shown as due in the period in which the related letter of credit expires.

(6) See Note 5 to the consolidated financial statements for a description of the master lease obligation to Galileo America. The future contractual obligations shown above only include the remaining obligation that was recorded in the consolidated balance sheet at December 31, 2003 related to one community center in the first phase. As discussed in Note 5, an additional obligation of $7,305 was recorded subsequent to December 31, 2003 when six additional community centers were sold to Galileo America in January 2004. We have executed leases with tenants for certain spaces totaling $4,855 that will reduce the $7,305 to $2,450.

Capital Expenditures

     We expect to continue to have access to the capital resources necessary to expand and develop our business. Future development and acquisition activities will be undertaken as suitable opportunities arise. We do not expect to pursue these activities unless adequate sources of financing are available and a satisfactory budget with targeted returns on investment has been internally approved.

     An annual capital expenditures budget is prepared for each property that is intended to provide for all necessary recurring and non-recurring capital expenditures. We believe that property operating cash flows, which include reimbursements from tenants for certain expenses, will provide the necessary funding for these expenditures.

Developments and Expansions

     The following is a summary of the projects currently under construction (dollars in thousands):

                                                                                             Our
                                                                                           Share of
                                                                 Gross         Our        Cost As of      Scheduled
                                                                Leasable      Share      December 31,      Opening
              Property                       Location             Area       of Cost         2003           Date
-----------------------------------------------------------------------------------------------------------------------
New Mall Developments:
----------------------
Coastal Grand (50/50 joint venture)   Myrtle Beach, SC            908,000   $  60,422     $ 42,378     March 2004
Imperial Valley Mall (60/40 joint
   venture)                           El Centro, CA               741,000      44,200        6,202     March 2005

Mall Expansions:
----------------
Arbor Place (Rich's-Macy's)           Douglasville, GA            140,000      10,000        3,609     November 2004
East Towne Mall                       Madison, WI                 139,000      20,529        8,634     November 2004
West Towne Mall                       Madison, WI                  94,000      16,165        4,548     November 2004

Associated Centers:
-------------------
The Shoppes at Panama City            Panama City, FL              56,000       9,607        6,793     February 2004

Community Centers:
------------------
Garden City Plaza Expansion           Garden City, KS              26,500       2,412        1,045     March 2004
Wilkes-Barre Township Marketplace     Wilkes-Barre Township, PA   281,000       9,792        6,756     March 2004
Charter Oak Marketplace               Hartford, CT                312,000      13,257        2,365     November 2004
                                                              ---------------------------------------
                                                                2,697,500   $ 186,384     $ 82,330
                                                              =======================================

     There are construction loans in place for the costs of the new mall developments. The costs of the remaining projects will be funded with operating cash flows and the credit facilities.

     We have entered into a number of option agreements for the development of future regional malls and community centers. Except for the projects discussed under Developments and Expansions above, we do not have any other material capital commitments.

Acquisitions

     We acquired six malls and two associated centers during 2003 for an aggregate purchase price of $494.6 million, including transaction costs. We assumed $209.8 million of debt and paid $273.1 million in cash to fund the purchase prices of these acquisitions. The cash portion of the purchase prices was funded with borrowings under the credit facilities, proceeds from the Series C preferred stock offering and proceeds from the Galileo Transaction. These acquisitions are expected to generate an initial weighted-average, unleveraged return of 8.58%.

Dispositions

     During 2003, we generated aggregate net proceeds of $284.3 million from the Galileo Transaction, the sales of six community centers and the sales of 20 outparcels. The net proceeds were used to either fund acquisitions, reduce borrowings under the credit facilities or were placed in escrow to be used in like-kind exchanges. In January 2004, we sold six additional community centers to Galileo America. The net proceeds of $62.7 million were used to deposit funds in escrow to be used in like-kind exchanges and to reduce outstanding balances under our lines of credit. In June 2004, we sold one community center for $1.8 million.

Other Capital Expenditures

     Including our share of unconsolidated affiliates' capital expenditures, we spent $35.0 million in 2003 for tenant allowances, which generate increased rents from tenants over the terms of their leases. Deferred maintenance expenditures were $21.0 million for 2003 and included $3.1 million for resurfacing and improved lighting of parking lots, $5.1 million for roof repairs and replacements and $12.8 million for various other expenditures. Renovation expenditures were $68.5 million in 2003 and included $9.7 million for resurfacing and improved lighting of parking lots and $4.6 million for roof repairs and replacements.

     Deferred maintenance expenditures are billed to tenants as common area maintenance expense, and most are recovered over a 5- to 15-year period. Renovation expenditures are primarily for remodeling and upgrades of malls, of which approximately 30% is recovered from tenants over a 5- to 15-year period.

     We expect to complete three renovation projects during 2004 at a total estimated cost of $22.5 million, which will be funded from operating cash flows.


Off-Balance Sheet Arrangements

Unconsolidated Affiliates

     We have ownership interests in ten unconsolidated affiliates that are described in Note 5 to the consolidated financial statements. The unconsolidated affiliates are accounted for using the equity method of accounting and are reflected in the consolidated balance sheets as "Investments in Unconsolidated Affiliates." The following are circumstances when we may consider entering into a joint venture with a third party:

|X| Third parties may approach us with opportunities where they have obtained land and performed some pre-development activities, but they may not have sufficient access to the capital resources or the development and leasing expertise to bring the project to fruition. We enter into such arrangements when we determine such a project is viable and we can achieve a satisfactory return. We typically earn development fees from the joint venture and provide management and leasing services to the property once it is placed in operation.

|X| We determine that we may have the opportunity to capitalize on the value we have created in a property by selling an interest in a property to a third party. This provides us with an additional source of capital that can be used to develop or acquire additional real estate assets that we believe will provide greater potential for growth. When we retain an interest in an asset rather than selling a 100% interest, it is typically because this allows us to continue to manage the property, which provides us the opportunity to earn fees for management, leasing, development, financing and acquisition services provided to the joint venture.

 Guarantees

     We have guaranteed 100% of the debt to be incurred to develop the properties that will be owned by two of our joint ventures and 50% of the debt of another joint venture. We have issued these guarantees primarily because it allows the joint ventures to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and in a higher return on our investment in the joint venture. We may receive a fee from the joint venture for providing the guaranty. Additionally, when we are required to perform under a guaranty, the terms of the guaranty typically provide that the joint venture partners' interests in the joint venture is assigned to us, to the extent of our guaranty.

     The Company's guarantees and the related accounting are more fully described in Note 17 to the consolidated financial statements.

Critical Accounting Policies

     Our significant accounting policies are disclosed in Note 2 to the consolidated financial statements. The following discussion describes our most critical accounting policies, which are those that are both important to the presentation of our financial condition and results of operations and that require significant judgment or use of complex estimates.

Revenue Recognition

     Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

     We receive reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue when billed.

     We receive management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue to the extent of the third-party partners' ownership interest. Fees to the extent of our ownership interest are recorded as a reduction to our investment in the unconsolidated affiliate.

     Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer's initial and continuing investment is adequate, our receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When we have an ownership interest in the buyer, gain is recognized to the extent of the third party partner's ownership interest and the portion of the gain attributable to our ownership interest is deferred.

Real Estate Assets

     We capitalize predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

     All acquired real estate assets are accounted for using the purchase method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The purchase price is allocated to (i) tangible assets, consisting of land, buildings and improvements, and tenant improvements, (ii) and identifiable intangible assets generally consisting of above- and below-market leases and in-place leases. We use estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation methods to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt with a stated interest rate that is significantly different from market interest rates is recorded at its fair value based on estimated market interest rates at the date of acquisition.

     Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.

Carrying Value of Long-Lived Assets

     We periodically evaluate long-lived assets to determine if there has been any impairment in their carrying values and record impairment losses if the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts or if there are other indicators of impairment. If it is determined that an impairment has occurred, the excess of the asset's carrying value over its estimated fair value will be charged to operations. There were no impairment charges in 2003, 20002 and 2001.

Recent Accounting Pronouncements

     In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which rescinds SFAS No. 4. As a result, gains and losses from extinguishments of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30 ("APB 30"). We adopted SFAS No. 145 on January 1, 2003 and have presented losses from extinguishments of debt as an ordinary expense in all periods presented.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, 57, and 107, and rescission of FASB Interpretation No. 34." The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements. It also requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee. We adopted the disclosure provisions of FASB Interpretation No. 45 in the fourth quarter 2002 and adopted the remaining provisions effective January 1, 2003. See Note 17 for disclosures related to our guarantees.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." The interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. FASB Interpretation No. 46 was revised in December 2003 and the adoption date was postponed until the first interim or annual period ending after March 15, 2004. Although we are still evaluating the impact of the revised interpretation, we believe it is reasonably possible that one unconsolidated affiliate that is currently accounted for using the equity method may be a variable interest entity under the provisions of the interpretation. We own a 10% interest and have a total investment of $18,690 in this unconsolidated affiliate, which owns one associated center and two community centers.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133 and it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and is to be applied prospectively. We did not engage in any activities after June 30, 2003 to which SFAS No. 149 applied. We do not believe that the implementation of SFAS No. 149 will materially change our accounting for the kinds of derivatives that we have typically obtained in the course of our regular financing activities.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", which specifies that instruments within its scope are obligations of the issuer and, therefore, the issuer must classify them as liabilities. Financial instruments within the scope of the pronouncement include mandatorily redeemable financial instruments, obligations to repurchase the issuer's equity shares by transferring assets, and certain obligations to issue a variable number of shares. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. However, on October 29, 2003, the FASB indefinitely deferred the provisions of paragraphs 9 and 10 of SFAS No. 150 related to noncontrolling interests in limited-life subsidiaries. If we were required to comply with the provisions of paragraphs 9 and 10 of SFAS 150 as currently drafted, we would reclassify amounts currently included in minority interests of $2,730 and record the minority partners' interest as a liability at its estimated current liquidation amount, which would result in a charge to earnings of $12,941. This liability would be reviewed each quarter and changes in its current liquidation amount recorded through interest expense.

Impact of Inflation

     In the last three years, inflation has not had a significant impact on our operations because of the relatively low inflation rate. Substantially all tenant leases do, however, contain provisions designed to protect us from the impact of inflation. These provisions include clauses enabling us to receive percentage rent based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases are for terms of less than 10 years which may provide us the opportunity to replace existing leases with new leases at higher base and/or percentage rent if rents of the existing leases are below the then existing market rate. Most of the leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, which reduces our exposure to increases in costs and operating expenses resulting from inflation.

Funds From Operations

     Funds From Operations ("FFO") is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with generally accepted accounting principles ("GAAP"). The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated on the same basis. We define FFO available for distribution as defined above by NAREIT less dividends on preferred stock. During the first quarter of 2003, we began to include gains and losses on sales of outparcels in FFO to comply with the Securities and Exchange Commission's rules related to disclosure of non-GAAP financial measures. FFO for prior periods has been restated to include gains and losses on sales of outparcels. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

     We believe that FFO provides an additional indicator of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, we believe that FFO enhances investors' understanding of our operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of our properties and interest rates, but also by our capital structure. Accordingly, FFO will be one of the significant factors considered by the board of directors in determining the amount of cash distributions the Operating Partnership will make to its partners, including the REIT.

     FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating our operating performance or to cash flow as a measure of liquidity.

     FFO increased 15.3% in 2003 to $271.6 million compared to $235.5 million in 2002. The New Properties and the Newly Consolidated Properties generated 62.7% of the growth in FFO. Consistently high portfolio occupancy, increases in rental rates from renewal and replacement leasing and increased recoveries of operating expenses accounted for the remaining 37.3% growth in FFO.

      The calculation of FFO is as follows (in thousands):

                                                                                   Year Ended December 31,
                                                                        --------------------------------------------
                                                                         2003            2002                2001
                                                                      -----------     -----------        -----------
 Net income available to common shareholders                          $ 124,506       $ 73,987            $ 54,440
 Add:
 Depreciation and amortization from consolidated properties             113,437         93,979              83,483
 Depreciation and amortization from unconsolidated affiliates             4,307          4,490               3,765
 Depreciation and amortization from discontinued operations                 353            980               1,460
 Minority interest in earnings of operating partnership                 106,532         64,251              49,643
 Less:
 Gains on disposal of operating real estate assets                      (71,886)             -              (8,405)
 Minority investors' share of depreciation and amortization              (1,111)        (1,348)             (1,096)
 Gain on discontinued operations                                         (4,042)          (372)                  -
 Depreciation and amortization of non-real estate assets                   (508)          (493)               (603)
                                                                      -----------     -----------        -----------
 Funds from operations                                                $ 271,588       $ 235,474           $ 182,687
                                                                      ===========     ===========        ===========

 FFO applicable to Company shareholders                               $ 146,552       $ 126,127           $  94,945
                                                                      ===========     ===========        ===========

 SUPPLEMENTAL FFO INFORMATION:

 Straight-line rental income                                          $   3,703       $   4,339           $   4,331
 Gains on outparcel sales                                             $   6,058       $   2,483           $   2,216
 Rental revenue recognized under SFAS Nos. 141 and 142                $     333       $       -           $       -
 Amortization of debt premiums                                        $     678       $       -           $       -


ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         Reference is made to the Index to Financial statements contained in
Item 15 on page 25.

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
         FORM 8-K.

(1) Financial Statements Page Number

    Report of Independent Registered Public Accounting Firm                   26

    CBL & Associates Properties, Inc. Consolidated Balance Sheets as of
    December 31, 2003 and 2002                                                27

    CBL & Associates Properties, Inc. Consolidated Statements of
    Operations for the Years Ended December 31, 2003, 2002 and 2001           28

    CBL & Associates Properties, Inc. Consolidated Statements of
    Shareholders' Equity for the Years Ended December 31, 2003,
    2002 and 2001                                                             29

    CBL & Associates Properties, Inc. Consolidated Statements of
    Cash Flows for the Years Ended December 31, 2003, 2002 and 2001           30

    Notes to Financial Statements                                             31

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Registered Public Accounting Firm                       26

CBL & Associates Properties, Inc. Consolidated Balance Sheets as of
     December 31, 2003 and 2002                                               27

CBL & Associates Properties, Inc. Consolidated Statements of Operations
     for the Years Ended December 31, 2003, 2002 and 2001                     28

CBL & Associates Properties, Inc. Consolidated Statements of Cash Flows
     for the Years Ended December 31, 2003, 2002 and 2001                     29

CBL & Associates Properties, Inc. Consolidated Statements of Shareholders'
     Equity for the Years Ended December 31, 2003, 2002 and 2001              30

Notes to Financial Statements                                                 31

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To CBL & Associates Properties, Inc.:

We have audited the accompanying consolidated balance sheets of CBL & Associates Properties, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBL & Associates Properties, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 4 to the financial statements, in 2002, the Company changed its method of accounting for discontinued operations to conform to Statement of Financial Accounting Standards No. 144.


/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 27, 2004, except for Notes 3, 4, 9, 12 and 13, as to which the date is August 20, 2004

                        CBL & Associates Properties, Inc.
                           Consolidated Balance Sheets
                        (In thousands, except share data)

                                                                            December 31,
                                                                ---------------------------------
 ASSETS                                                               2003              2002
                                                                ----------------  ---------------
 Real estate assets:
   Land                                                           $   578,310       $   570,818
   Buildings and improvements                                       3,678,074         3,394,787
                                                                ----------------  ---------------
                                                                    4,256,384         3,965,605
   Less: accumulated depreciation                                    (467,614)         (434,840)
                                                                ----------------  ---------------
                                                                    3,788,770         3,530,765
   Real estate assets held for sale                                    64,354                 -
   Developments in progress                                            59,096            80,720
                                                                ----------------  ---------------
     Net investment in real estate assets                           3,912,220         3,611,485
 Cash and cash equivalents                                             20,332            13,355
 Cash in escrow                                                        78,476                 -
 Receivables:
   Tenant, net of allowance for doubtful accounts of $3,237 in
      2003 and $2,861 in 2002                                          42,165            37,994
   Other                                                                3,033             3,692
 Mortgage notes receivable                                             36,169            23,074
 Investments in unconsolidated affiliates                              96,450            68,232
 Other assets                                                          75,465            37,282
                                                                ----------------  ---------------
                                                                  $ 4,264,310       $ 3,795,114
                                                                ================  ===============
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Mortgage and other notes payable                                 $ 2,709,348       $ 2,402,079
 Mortgage notes payable on real estate assets held for sale            28,754                 -
 Accounts payable and accrued liabilities                             161,477           151,332
                                                                ----------------  ---------------
     Total liabilities                                              2,899,579         2,553,411
                                                                ----------------  ---------------
 Commitments and contingencies (Notes 3, 5 and 17)
 Minority interests                                                   527,431           500,513
                                                                ----------------  ---------------
 Shareholders' equity:
 Preferred Stock, $.01 par value, 15,000,000 shares authorized:
    9.0% Series A Cumulative Redeemable Preferred Stock,
        2,675,000 shares outstanding in 2002                                -                27

    8.75% Series B Cumulative Redeemable Preferred Stock,
        2,000,000 shares outstanding in 2003 and 2002                      20                20

    7.75% Series C Cumulative Redeemable Preferred Stock,
        460,000 shares outstanding in 2003                                  5                 -

 Common Stock, $.01 par value, 95,000,000 shares authorized,
        30,323,476 and 29,797,469 shares issued and
        outstanding in 2003 and 2002, respectively                        303               298
 Additional paid-in capital                                           817,613           765,686
 Accumulated other comprehensive loss                                       -            (2,397)
 Deferred compensation                                                 (1,607)                -
 Retained earnings (accumulated deficit)                               20,966           (22,444)
                                                                ----------------  ---------------
 Total shareholders' equity                                           837,300           741,190
                                                                ----------------  ---------------
                                                                  $ 4,264,310       $ 3,795,114
                                                                ================  ===============

The accompanying notes are an integral part of these balance sheets.

                        CBL & Associates Properties, Inc.
                      Consolidated Statements of Operations
                    (In thousands, except per share amounts)

                                                                                Year Ended December 31,
                                                                   ------------------------------------------------
                                                                         2003              2002           2001
                                                                   -------------     -------------    -------------
 REVENUES:
   Minimum rents                                                     $ 428,412         $ 381,157        $ 346,479
   Percentage rents                                                     12,907            13,335            9,646
   Other rents                                                          12,635            11,013           10,603
   Tenant reimbursements                                               193,538           160,026          152,726
   Management, development and leasing fees                              5,525             7,146            5,147
   Other                                                                14,176            14,005           12,371
                                                                   -------------     -------------    -------------
     Total revenues                                                    667,193           586,682          536,972
                                                                   -------------     -------------    -------------
 EXPENSES:
   Property operating                                                  103,522            92,760           89,352
   Depreciation and amortization                                       113,437            93,979           83,483
   Real estate taxes                                                    51,679            47,157           43,677
   Maintenance and repairs                                              39,815            35,119           31,333
   General and administrative                                           30,395            23,332           18,807
   Other                                                                11,489            10,307           11,489
                                                                   -------------     -------------    -------------
     Total expenses                                                    350,337           302,654          278,141
                                                                   -------------     -------------    -------------
 Income from operations                                                316,856           284,028          258,831
 Interest income                                                         2,485             1,853            1,891
 Interest expense                                                     (153,322)         (143,041)        (156,558)
 Loss on extinguishment of debt                                           (167)           (3,910)         (13,558)
 Gain on sales of real estate assets                                    77,765             2,804           10,649
 Equity in earnings of unconsolidated affiliates                         4,941             8,215            7,155
 Minority interest in earnings:
   Operating partnership                                              (106,532)          (64,251)         (49,643)
   Shopping center properties                                           (2,758)           (3,280)          (1,654)
                                                                   -------------     -------------    -------------
 Income before discontinued operations                                 139,268            82,418           57,113
 Operating income of discontinued operations                               829             2,116            3,795
 Gain on discontinued operations                                         4,042               372                -
                                                                   -------------     -------------    -------------
 Net income                                                            144,139            84,906           60,908
 Preferred dividends                                                   (19,633)          (10,919)          (6,468)
                                                                   -------------     -------------    -------------
 Net income available to common shareholders                         $ 124,506         $  73,987        $  54,440
                                                                   =============     =============    =============
 Basic per share data:
   Income before discontinued operations, net of preferred
       dividends                                                     $    4.00         $    2.49        $    2.00
   Discontinued operations                                                0.16              0.09             0.15
                                                                   -------------     -------------    -------------
   Net income available to common shareholders                       $    4.16         $    2.58        $    2.15
                                                                   =============     =============    =============
   Weighted average common shares outstanding                           29,936            28,690           25,358
 Diluted per share data:
   Income before discontinued operations, net of preferred
       dividends                                                     $    3.84         $    2.41        $    1.96
   Discontinued operations                                                0.15              0.08             0.14
                                                                   -------------     -------------    -------------
   Net income available to common shareholders                       $    3.99         $    2.49        $    2.10
                                                                   =============     =============    =============
   Weighted average common and potential dilutive
     common shares outstanding                                          31,193            29,668           25,833

The accompanying notes are an integral part of these statements.

                        CBL & Associates Properties, Inc.
                 Consolidated Statement Of Shareholders' Equity
                        (In thousands, except share data)

                                                                                  Accumulated                  Retained
                                                                      Additional     Other                     Earnings
                                                Preferred     Common   Paid-in   Comprehensive    Deferred   (Accumulated
                                                  Stock        Stock   Capital        Loss      Compensation   Deficit)      Total
                                               ----------  ---------- ---------- -------------  ------------ ------------  ---------
Balance December 31, 2000                      $     29    $    251   $462,480     $      -      $      -     $ (27,935)   $434,825
Net income                                            -           -          -            -             -        60,908      60,908
Loss on current period cash flow hedges               -           -          -       (6,784)            -             -      (6,784)
                                                                                                                           ---------
    Total comprehensive income                        -           -          -            -             -             -      54,124
Dividends declared - common shares                    -           -          -            -             -       (54,301)    (54,301)
Dividends declared - preferred shares                 -           -          -            -             -        (6,468)     (6,468)
Issuance of 174,280 shares of common stock            -           2      4,756            -             -             -       4,758
Adjustment for minority interest in Operating
    Partnership                                       -           -     80,827            -             -             -      80,827
Exercise of stock options                             -           3      8,320            -             -             -       8,323
                                               ----------  ---------- ---------- -------------  ------------ ------------  ---------
Balance December 31, 2001                            29         256    556,383       (6,784)            -       (27,796)    522,088

Net income                                            -           -          -            -             -        84,906      84,906
Gain on current period cash flow hedges               -           -          -        4,387             -             -       4,387
                                                                                                                           ---------
    Total comprehensive income                        -           -          -            -             -             -      89,293
Dividends declared - common shares                    -           -          -            -             -       (68,635)    (68,635)
Dividends declared - preferred shares                 -           -          -            -             -       (10,919)    (10,919)
Issuance of 2,000,000 shares of Series B                                                                -
    preferred stock                                  20           -     96,350            -             -             -      96,370
Purchase of 200,000 shares of Series A
    preferred stock                                  (2)          -     (5,091)           -             -             -      (5,093)
Issuance of 3,524,299 shares of common stock          -          36    120,589            -             -             -     120,625
Exercise of stock options                             -           2      5,005            -             -             -       5,007
Accrual under deferred compensation
    arrangements                                      -           -      2,194            -             -             -       2,194
Conversion of Operating Partnership units into
    446,652 shares of common stock                    -           4      7,159            -             -             -       7,163
Adjustment for minority interest in Operating
    Partnership                                       -           -    (16,903)           -             -             -     (16,903)
                                               ----------  ---------- ---------- -------------  ------------ ------------  ---------
Balance December 31, 2002                            47         298    765,686       (2,397)             -      (22,444)    741,190
Net income                                            -           -          -            -             -       144,139     144,139
Gain on current period cash flow hedges               -           -          -        2,397             -             -       2,397
                                                                                                                           ---------
    Total comprehensive income                        -           -          -            -             -             -     146,536
Dividends declared - common shares                    -           -          -            -             -       (81,096)    (81,096)
Dividends declared - preferred shares                 -           -          -            -             -       (17,453)    (17,453)
Issuance of 460,000 shares of Series C
    preferred stock                                   5           -    111,222            -             -             -     111,227
Redemption of 2,675,000 shares of Series A
    preferred stock                                 (27)          -    (64,668)           -             -        (2,180)    (66,875)
Issuance of 202,838 shares of common stock            -           2      8,755            -        (1,855)            -       6,902
Exercise of stock options                             -           3      7,759            -             -             -       7,762
Accrual under deferred compensation
    arrangements                                      -           -        618            -             -             -         618
Amortization of deferred compensation                 -           -          -            -           248             -         248
Adjustment for minority interest in Operating
    Partnership                                       -           -    (11,759)           -             -             -     (11,759)
                                               ----------  ---------- ---------- -------------  ------------ ------------  ---------
Balance December 31, 2003                      $     25    $    303   $817,613      $     -     $ (1,607)     $  20,966    $837,300
                                               ==========  ========== ========== =============  ============ ============  =========

The accompanying notes are an integral part of theses statements.

                        CBL & Associates Properties, Inc.
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                  Year Ended December 31,
                                                             ----------------------------------------
                                                                 2003           2002          2001
                                                             ------------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $144,139        $84,906        $60,908
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Minority interest in earnings                             109,331         67,554         51,341
     Depreciation                                               85,584         74,501         75,905
     Amortization                                               34,301         25,242         13,539
     Amortization of debt premiums                                (646)            --             --
     Loss on extinguishment of debt                                167          3,930         13,558
     Gain on sales of real estate assets                       (77,775)        (2,804)       (10,649)
     Gain on discontinued operations                            (4,042)          (372)            --
     Issuance of stock under incentive plan                      1,876          2,578          1,926
     Accrual of deferred compensation                              618          2,194             --
     Amortization of deferred compensation                         248             --             --
     Write-off of development projects                           2,056            236          2,032
     Amortization of above and below market leases                (311)            --             --
     Changes in assets and liabilities:
       Tenant and other receivables                             (9,773)        (1,110)        (8,586)
       Other assets                                            (12,770)        (6,089)        (5,107)
       Accounts payable and accrued liabilities                  1,346         23,157         18,208
                                                             ------------   -----------   -----------
         Net cash provided by operating activities             274,349        273,923        213,075
                                                             ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to real estate assets                              (227,362)      (176,799)      (142,791)
 Acquisitions of real estate assets and other assets          (273,265)      (166,489)      (115,755)
 Proceeds from sales of real estate assets                     284,322         84,885         79,572
 Additions to cash in escrow                                   (78,476)            --             --
 Additions to mortgage notes receivable                        (10,000)        (5,965)        (1,604)
 Payments received on mortgage notes receivable                  1,840          2,135            996
 Distributions in excess of equity in earnings of
     unconsolidated affiliates                                   9,740          5,751          5,855
 Additional investments in and advances to
     unconsolidated affiliates                                 (15,855)       (15,394)       (23,506)
 Purchase of minority interest in the Operating                (21,013)            --             --
Partnership
 Additions to other assets                                      (3,310)        (2,731)        (4,012)
                                                             ------------   -----------   -----------
         Net cash used in investing activities                (333,379)      (274,607)      (201,245)
                                                             ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from mortgage and other notes payable                572,080        751,881        763,235
 Principal payments on mortgage and other notes
    payable                                                   (390,115)      (815,444)      (650,584)
 Additions to deferred financing costs                          (4,830)        (5,589)        (7,904)
 Proceeds from issuance of common stock                          5,026        118,047          2,832
 Proceeds from exercise of stock options                         7,762          5,007          8,323
 Proceeds from issuance of preferred stock                     111,227         96,370             --
 Redemption of preferred stock                                 (64,695)            --             --
 Purchase of preferred stock                                        --         (5,093)            --
 Prepayment penalties on extinguishment of debt                     --         (2,290)       (13,038)
 Distributions to minority interests                           (72,186)       (65,310)       (49,827)
 Dividends paid                                                (98,262)       (73,677)       (59,914)
                                                             ------------   -----------   -----------
         Net cash provided by (used in) financing
            activities                                          66,007          3,902         (6,877)
                                                             ------------   -----------   -----------
Net change in cash and cash equivalents                          6,977          3,218          4,953
Cash and cash equivalents, beginning of period                  13,355         10,137          5,184
                                                             ------------   -----------   -----------
Cash and cash equivalents, end of period                       $20,332        $13,335        $10,137
                                                             ============   ===========   ===========

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share data)

NOTE 1.  ORGANIZATION

     CBL & Associates Properties, Inc. ("CBL"), a Delaware corporation, is a self-managed, self-administered, fully integrated real estate investment trust ("REIT") that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls and community centers. CBL's shopping center properties are located primarily in the Southeast and Midwest, as well as in select markets in other regions of the United States.

     CBL conducts substantially all of its business through CBL & Associates Limited Partnership (the "Operating Partnership"). At December 31, 2003, the Operating Partnership owned controlling interests in 56 regional malls, 21 associated centers (each adjacent to a regional shopping mall), 17 community centers and CBL's corporate office building. The Operating Partnership consolidates the financial statements of all entities in which it has a controlling financial interest. The Operating Partnership owned non-controlling interests in four regional malls, two associated centers and 42 community centers. Because major decisions such as the acquisition, sale or refinancing of principal partnership or joint venture assets must be approved by one or more of the other partners, the Operating Partnership does not control these partnerships and joint ventures and, accordingly, accounts for these investments using the equity method. The Operating Partnership had two malls, both owned in joint ventures, three mall expansions, one associated center, two community centers and one community center expansion under construction at December 31, 2003. The Operating Partnership also holds options to acquire certain development properties owned by third parties.

     CBL is the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. At December 31, 2003, CBL Holdings I, Inc., the sole general partner of the Operating Partnership, owned a 1.7% general partnership interest in the Operating Partnership and CBL Holdings II, Inc. owned a 52.9% limited partnership interest for a combined interest held by CBL of 54.6%.

     The minority interest in the Operating Partnership is held primarily by CBL & Associates, Inc. and its affiliates (collectively "CBL's Predecessor") and by affiliates of The Richard E. Jacobs Group, Inc. ("Jacobs"). CBL's Predecessor contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partnership interest when the Operating Partnership was formed in November 1993. Jacobs contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partnership interest when the Operating Partnership acquired Jacobs' interests in 23 properties in January 2001. At December 31, 2003, CBL's Predecessor owned a 15.8% limited partnership interest, Jacobs owned a 21.5% limited partnership interest and third parties owned an 8.1% limited partnership interest in the Operating Partnership. CBL's Predecessor also owned 2.3 million shares of CBL's common stock at December 31, 2003, for a combined total interest of 20.0% in the Operating Partnership.

     The Operating Partnership conducts CBL's property management and development activities through CBL & Associates Management, Inc. (the "Management Company") to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the "Code"). The Operating Partnership has a controlling financial interest in the Management Company based on the following factors:

|X| The Operating Partnership holds 100% of the preferred stock and owns 6% of the common stock of the Management Company. Through its ownership of the preferred stock, the Operating Partnership has the right to perpetually receive 95% of the economic benefits of the Management Company's operations.

|X| The Operating Partnership provides all of the operating capital of the Management Company.

|X| The Management Company does not perform any material services for entities in which the Operating Partnership is not a significant investor.

|X| The remaining 94% of the Management Company's common stock is owned by individuals who are directors and/or officers of CBL (with the exception of one individual who is a member of the immediate family of a director of
     CBL) and whose interests are aligned with those of CBL. These individuals contributed nominal amounts of equity in exchange for their interests in the Management Company's common stock.

|X| All of the members of the Management Company's Board of Directors are members of CBL's Board of Directors.

     All of these factors result in the Operating Partnership having a controlling financial interest in the Management Company and, accordingly, the Management Company is treated as a consolidated subsidiary.

     CBL, the Operating Partnership and the Management Company are collectively referred to herein as "the Company." All significant intercompany balances and transactions have been eliminated in the consolidated presentation.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Real Estate Assets
------------------
     The Company capitalizes predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

     All acquired real estate assets have been accounted for using the purchase method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The Company allocates the purchase price to (i) tangible assets, consisting of land, buildings and improvements, and tenant improvements, and
(ii) identifiable intangible, assets generally consisting of above- and below-market leases and in-place leases, which are included in other assets in the consolidated balance sheet. The Company uses estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation techniques to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt with a stated interest rate that is significantly different from market interest rates for similar debt instruments is recorded at its fair value based on estimated market interest rates at the date of acquisition.

     Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.

     The Company's acquired intangibles and their balance sheet classifications as of December 31, 2003, are summarized as follows:

                                                                  Accumulated
                                                      Cost       Amortization
                                                  ------------- ----------------
Other assets:
   Above-market leases                             $   5,635     $     (270)
   In-place leases                                    19,945           (686)
Accounts payable and accrued liabilities:
   Below-market leases                                12,975           (539)

     The total net amortization expense of acquired intangibles for the next five succeeding years will be $1,833 in 2004, $1,833 in 2005, $1,812 in 2006,
$1,938 in 2007 and $2,214 in 2008.

     Total interest expense capitalized was $5,974, $5,109 and $5,860 in 2003, 2002 and 2001, respectively.

Carrying Value of Long-Lived Assets
-----------------------------------
     The Company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when its estimated future undiscounted cash flows are less than its carrying value. If it is determined that an impairment has occurred, the excess of the asset's carrying value over its estimated fair value will be charged to operations. There were no impairment charges in 2003, 2002 and 2001.

Cash and Cash Equivalents
-------------------------
     The  Company   considers  all  highly  liquid   investments  with  original
maturities of three months or less as cash equivalents.

Deferred Financing Costs
------------------------
     Net deferred financing costs of $10,808 and $9,767 were included in other assets at December 31, 2003 and 2002, respectively. Deferred financing costs include fees and costs incurred to obtain financing and are amortized to interest expense over the terms of the related notes payable. Amortization expense was $3,268, $4,114, and $4,766 in 2003, 2002 and 2001, respectively.
Accumulated amortization was $5,030 and $6,559 as of December 2003 and 2002, respectively.

Revenue Recognition
-------------------
     Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

     The Company receives reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue when billed.

     The Company receives management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue only to the extent of the third-party partners' ownership interest. Development and leasing fees during the development period to the extent of the Company's ownership interest are recorded as a reduction to the Company's investment in the unconsolidated affiliate.

Gain on Sales of Real Estate Assets
-----------------------------------
     Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer's initial and continuing investment is adequate, the Company's receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When the Company has an ownership interest in the buyer, gain is recognized to the extent of the third party partner's ownership interest and the portion of the gain attributable to the Company's ownership interest is deferred.

Income Taxes
------------
     The Company is qualified as a REIT under the provisions of the Code. To maintain qualification as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and meet certain other requirements.

     As a REIT, the Company is generally not liable for federal corporate income taxes. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal and state income taxes on its taxable income at regular corporate tax rates. Even if the Company maintains its qualification as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed income. State income taxes were not material in 2003, 2002 and 2001.

     The Company had a net deferred tax asset at December 31, 2003 and 2002, which consisted primarily of net operating loss carryforwards, that was reduced to zero by a valuation allowance because of uncertainty about the realization of the net deferred tax asset considering all available evidence.

Derivative Financial Instruments
--------------------------------
     The Company records derivative financial instruments as either an asset or liability measured at the instrument's fair value. Any fair value adjustments affect either shareholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. See Note 15 for more information.

Concentration of Credit Risk
----------------------------
     The Company's tenants include national, regional and local retailers. Financial instruments that subject the Company to concentrations of credit risk consist primarily of tenant receivables. The Company generally does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of tenants.

     The Company derives a substantial portion of its rental income from various national and regional retail companies; however, no single tenant collectively accounts for more than 5.4% of the Company's total revenues.

Earnings Per Share
------------------
     Basic earnings per share ("EPS") is computed by dividing net income available to common shareholders by the weighted average number of unrestricted common shares outstanding for the period. Diluted EPS assumes the issuance of common stock for all potential dilutive common shares outstanding. The limited partners' rights to convert their minority interest in the Operating Partnership into shares of common stock are not dilutive (Note 9). The following summarizes the impact of potential dilutive common shares on the denominator used to compute earnings per share:

                                                                        Year Ended December 31,
                                                           --------------------------------------------------
                                                                2003              2002             2001
                                                           ---------------- ----------------- ---------------
Weighted average shares                                        30,054            28,793          25,436
Effect of nonvested stock awards                                (118)             (103)            (78)
                                                           ---------------- ----------------- ---------------
Denominator - basic earnings per share                         29,936            28,690          25,358
Dilutive effect of stock options, nonvested stock awards
  and deemed shares related to deferred compensation
  arrangements                                                  1,257               978             475
                                                           ---------------- ----------------- ---------------
Denominator - diluted earnings per share                       31,193            29,668          25,833
                                                           ================ ================= ===============

Stock-Based Compensation
------------------------
     Historically, the Company accounted for its stock-based compensation plans, which are described in Note 19, under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25) and related Interpretations. Effective January 1, 2003, the Company elected to begin recording the expense associated with stock options granted after January 1, 2003, on a prospective basis in accordance with the fair value and transition provisions of SFAS No. 123, "Accounting for Stock Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123." There were no stock options granted during the year ended December 31, 2003.

     No stock-based compensation expense related to stock options granted prior to January 1, 2003, has been reflected in net income since all options granted had an exercise price equal to the fair value of the Company's common stock on the date of grant. Therefore, stock-based compensation expense included in net income available to common shareholders in 2003, 2002 and 2001 is less than that which would have been recognized if the fair value method had been applied to all stock-based awards since the effective date of SFAS No. 123. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards in each period:

                                                                        Year Ended December 31,
                                                            -------------------------------------------------
                                                                 2003             2002             2001
                                                            ---------------- ---------------- ---------------
Net income available to common shareholders, as reported       $124,506            $73,987        $54,440
Add:  Stock-based employee compensation expense included
      in reported net income available to common
      shareholders                                                2,742              4,772          1,926
Less: Total stock-based compensation expense determined
      under fair value method                                    (3,344)            (5,423)        (2,541)
                                                            ---------------- ---------------- ---------------
Pro forma net income available to common shareholders          $123,904            $73,336        $53,825
                                                            ================ ================ ===============
Earnings per share:
    Basic, as reported                                            $4.16              $2.58          $2.15
                                                            ================ ================ ===============
    Basic, pro forma                                              $4.14              $2.56          $2.12
                                                            ================ ================ ===============
    Diluted, as reported                                          $3.99              $2.49          $2.10
                                                            ================ ================ ===============
    Diluted, pro forma                                            $3.98              $2.34          $2.08
                                                            ================ ================ ===============

     The fair value of each employee stock option grant during 2002 and 2001 was estimated as of the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions:

                                              Year Ended December 31,
                                            ----------------------------
                                                2002             2001
                                            -------------   ------------
Risk-free interest rate                          4.84%           5.07%
Dividend yield                                   6.83%           8.34%
Expected volatility                              19.7%           18.0%
Expected life                                7.0 years       5.9 years

     The per share weighted average fair value of stock options granted during 2002 and 2001 was $3.50 and $1.75, respectively.

Comprehensive Income
--------------------
     Comprehensive income includes all changes in shareholders' equity during the period, except those resulting from investments by shareholders and distributions to shareholders.

Use of Estimates
----------------
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
--------------------------------
     In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which rescinds SFAS No. 4. As a result, gains and losses from extinguishments of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30 ("APB 30"). The Company adopted SFAS No. 145 on January 1, 2003 and has presented losses from extinguishments of debt as an ordinary expense in all periods presented.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, 57, and 107, and rescission of FASB Interpretation No. 34." The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements. It also requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee. The Company adopted the disclosure provisions of FASB Interpretation No. 45 in the fourth quarter 2002 and adopted the remaining provisions effective January 1, 2003. See Note 17 for disclosures related to the Company's guarantees.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." The interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. FASB Interpretation No. 46 was revised in December 2003 and the adoption date was postponed until the first interim or annual period ending after March 15, 2004. Although the Company is still evaluating the impact of the revised interpretation, the Company believes it is reasonably possible that one unconsolidated affiliate that is currently accounted for using the equity method may be a variable interest entity under the provisions of the interpretation. The Company owns a 10% interest and has a total investment of $18,690 in this unconsolidated affiliate, which owns one associated center and two community centers. The Company consolidates the results of operations of the Management Company based on the criteria described in Note 1 and will continue to consolidate the Management Company under the provisions of the revised FASB Interpretation No. 46.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133 and it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and is to be applied prospectively. The Company did not engage in any activities after June 30, 2003 to which SFAS No. 149 applied. The Company does not believe that the implementation of SFAS No. 149 will materially change the Company's accounting for the kinds of derivatives that the Company has typically obtained in the course of its regular financing activities.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", which specifies that instruments within its scope are obligations of the issuer and, therefore, the issuer must classify them as liabilities. Financial instruments within the scope of the pronouncement include mandatorily redeemable financial instruments, obligations to repurchase the issuer's equity shares by transferring assets, and certain obligations to issue a variable number of shares. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. However, on October 29, 2003, the FASB indefinitely deferred the provisions of paragraphs 9 and 10 of SFAS No. 150 related to noncontrolling interests in limited-life subsidiaries. If the Company were to be required to comply with the provisions of paragraphs 9 and 10 of SFAS 150 as currently drafted, the Company would be required to reclassify amounts currently included in minority interests of $2,730 and record the minority partners' interest as a liability at its estimated current liquidation amount, which would result in a charge to earnings of $12,941. This liability would be required to be reviewed each quarter and changes in its current liquidation amount recorded through interest expense.

Reclassifications
-----------------
     Certain amounts in the 2002 and 2001 consolidated financial statements have been reclassified to conform with the current year presentation. In 2003, the Company recorded a reclassification related to tenant reimbursements. The reclassification resulted in a decrease in tenant reimbursements revenues and an equal decrease in property operating expenses. The 2002 and 2001 consolidated financial statements reflect decreases of $8,179 and $7,268, respectively, in tenant reimbursements revenues and property operating expenses to conform to the current year presentation.

NOTE 3.  ACQUISITIONS

     The Company includes the results of operations of real estate assets acquired in the consolidated statement of operations from the date of the related acquisition.

2003 Acquisitions
-----------------
     On April 30, 2003, the Company acquired Sunrise Mall and its associated center, Sunrise Commons, which are located in Brownsville, TX. The total purchase price, including transaction costs, of $80,686 consisted of $40,686 in cash and the assumption of $40,000 of variable-rate debt that matures in May 2004.

     On September 10, the Company acquired Cross Creek Mall in Fayetteville, NC for a purchase price, including transaction costs, of $116,729, which consisted of $52,484 in cash and the assumption of $64,245 of non-recourse debt that bears interest at a stated rate of 7.4% and matures in April 2012. The Company recorded a debt premium of $10,209, computed using an estimated market interest rate of 5.00%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On October 1, the Company acquired River Ridge Mall in Lynchburg, VA for a purchase price, including transaction costs, of $61,933, which consisted of $38,622 in cash, a short-term note payable of $793 and the assumption of $22,518 of non-recourse debt that bears interest at a stated rate of 8.05% and matures in January 2007. The Company also recorded a debt premium of $2,724, computed using an estimated market interest rate of 4.00%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On October 1, the Company acquired Valley View Mall in Roanoke, VA for a purchase price, including transaction costs, of $86,094, which consisted of $35,351 in cash, a short-term note payable of $5,708 and the assumption of $45,035 of non-recourse debt that bears interest at a weighted-average stated rate of 8.61% and matures in September 2010. The Company also recorded a debt premium of $8,813, computed using an estimated market interest rate of 5.10%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On December 15, the Company acquired Southpark Mall in Colonial Heights, VA for a purchase price, including transaction costs, of $78,031, which consisted of $34,879 in cash, a short-term note payable of $5,116 and the assumption of $38,036 of non-recourse debt that bears interest at a stated rate of 7.00% and matures in May 2012. The Company also recorded a debt premium of $4,544, computed using an estimated market interest rate of 5.10%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On December 30, the Company acquired Harford Mall Business Trust, a Maryland business trust that owns Harford Mall and its associated center, Harford Annex, in Bel Air, MD for a cash purchase price, including transaction costs, of $71,110.

     The following summarizes the allocation of the purchase prices to the assets acquired and liabilities assumed for the 2003 acquisitions:

Land                                                              $   72,620
Buildings and improvements                                           434,318
Above-market leases                                                    5,709
In-place leases                                                       19,542
                                                                 --------------
   Total assets                                                      532,189
Mortgage note payables assumed                                      (209,834)
Short-term notes payable                                             (11,617)
Premiums on mortgage note payables assumed                           (26,290)
Below-market leases                                                  (11,384)
                                                                 --------------
Net assets acquired                                               $  273,064
                                                                 ==============

     The following unaudited pro forma financial information is for the years ended December 31, 2003 and 2002. It presents the results of the Company as if each of the 2003 acquisitions had occurred on January 1, 2002. However, the unaudited pro forma financial information does not represent what the consolidated results of operations or financial condition actually would have been if the acquisitions had occurred on January 1, 2002. The pro forma financial information also does not project the consolidated results of operations for any future period. The pro forma results for 2003 and 2002 are as follows:

                                                                              2003           2002
                                                                          -------------- -------------
Total revenues                                                                $ 715,086     $ 653,041
Total expenses                                                                (384,324)     (347,767)
                                                                          -------------- -------------
Income from operations                                                        $ 330,762     $ 305,274
                                                                          ============== =============
Income before discontinued operations                                         $ 140,330      $ 84,183
                                                                          ============== =============
Net income available to common shareholders                                   $ 125,568      $ 75,752
                                                                          ============== =============
Basic per share data:
    Income before discontinued operations, net of preferred dividends           $  4.03       $  2.55
    Net income available to common shareholders                                 $  4.16       $  2.64
Diluted per share data:
    Income before discontinued operations, net of preferred dividends           $  3.87       $  2.47
    Net income available to common shareholders                                 $  4.02       $  2.55

2002 Acquisitions
-----------------
     The Company closed on the second and final stage of the Jacobs' acquisition (see 2001 Acquisitions below) in March 2002, by acquiring additional interests in the joint ventures that own the following properties:

[X] West Towne Mall, East Towne Mall and West Towne Crossing in Madison, WI (17% interest)

[X]  Columbia Place in Columbia, SC (31% interest)

[X]  Kentucky Oaks Mall in Paducah, KY (2% interest)

     The purchase price of $42,519 for the additional interests consisted of $422 in cash, the assumption of $24,487 of debt and the issuance of 499,730 special common units with a fair value of $17,610 (weighted average of $35.24 per unit).

     The Company acquired Richland Mall, located in Waco, TX, in May 2002, for a cash purchase price of $43,250. The Company acquired Panama City Mall, located in Panama City, FL, for a purchase price of $45,645 in May 2002. The purchase price of Panama City Mall consisted of (i) the assumption of $40,700 of non-recourse mortgage debt with an interest rate of 7.30%, (ii) the issuance of 118,695 common units of the Operating Partnership with a fair value of $4,487 ($37.80 per unit) and (iii) $458 in cash closing costs.

     The Company also entered into a ground lease in May 2002, for land adjacent to Panama City Mall. The terms of the ground lease provided that the lessor could require the Company to purchase the land for $4,148 between August 1, 2003, and February 1, 2004. The Company purchased the land in August 2003.

     The Company acquired the remaining 21% ownership interest in Columbia Place in Columbia, SC in August 2002. The total consideration of $9,875 consisted of the issuance of 61,662 common units with a fair value of $2,280 ($36.97 per unit) and the assumption of $7,595 of debt.

     In December 2002, the Company acquired the remaining 35% interest in East Towne Mall, West Towne Mall and West Towne Crossing, which are all located in Madison, WI. The purchase price consisted of the issuance of 932,669 common units with a fair value of $36,411 ($39.04 per unit) and the assumption of $25,618 of debt.

     In December 2002, the Company acquired Westmoreland Mall and its associated center, Westmoreland Crossing, located in Greensburg, PA, for a cash purchase price of $112,416.

2001 Acquisitions
-----------------
     On January 31, 2001, the Company completed the first stage of its acquisition of Jacobs' interests in 21 malls and two associated centers for total consideration of approximately $1,204,249, including the acquisition of minority interests in certain properties. The purchase price consisted of (i) $125,460 in cash, including closing costs of approximately $12,872, (ii) the assumption of $750,244 in non-recourse mortgage debt, and (iii) the issuance of 12,056,692 special common units of the Operating Partnership with a fair value of $328,545 ($27.25 per unit).

     The following unaudited pro forma financial information is for the year ended December 31, 2001. It presents results for the Company as if the acquisition of the interests acquired on January 31, 2001, had occurred on January 1, 2000. However, the unaudited pro forma financial information does not represent what the consolidated results of operations or financial condition actually would have been if the acquisition and related transactions had occurred on January 1, 2000. The pro forma financial information also does not project the consolidated results of operations for any future period. The pro forma results for 2001 are as follows:

Total revenues                                                 $ 550,509
Total expenses                                                  (290,476)
                                                             -----------------
Income from operations                                         $ 260,033
                                                             =================
Income before discontinued operations                           $ 56,099
                                                             =================
Net income available to common shareholders                     $ 53,465
                                                             =================
Basic per share data:
    Income before discontinued operations, net of preferred
    dividends                                                   $   1.96
                                                             =================
    Net income available to common shareholders                 $   2.11
                                                             =================
Diluted per share data:
    Income before discontinued operations, net of preferred
    dividends                                                   $   1.92
                                                             =================
    Net income available to common shareholders                 $   2.07
                                                             =================

     The pro forma adjustments include additional (i) depreciation expense of $1,871, (ii) interest expense of $835, (iii) management fees from unconsolidated affiliates of $129 and (iv) minority interest in earnings in the Operating Partnership of $1,965 for the year ended December 31, 2001.

     In separate transactions during 2001, the Company issued an additional 602,980 special common units of the Operating Partnership valued at $16,431 and 31,008 common units of the Operating Partnership valued at $949 to purchase the remaining 50% and 25% interests in Madison Square Mall and Madison Plaza in Huntsville, AL, respectively.

NOTE 4.  DISCONTINUED OPERATIONS

     On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 and requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (i) recognition and measurement of the impairment of long-lived assets to be held and used and (ii) measurement of long-lived assets to be disposed by sale. SFAS No. 144 broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented.

     The provisions of SFAS No. 144 have been applied prospectively to dispositions that occurred after January 1, 2002. Additionally, the disposed assets' results of operations for 2002 and 2001 have been reclassified to discontinued operations to conform to the current year presentation.

     During June 2004, the Company sold one community center for a sales price of $1,800 and recognized a gain on discontinued operations of $552. Total revenues from this community center were $338, $288 and $308 in 2003, 2002 and 2001, respectively.

     During 2003, the Company sold six community centers for a total sales price $17,280 and recognized a net gain on discontinued operations of $4,042. . Total revenues from these community centers were $1,528, $2,093 and $2,549 in 2003, 2002 and 2001, respectively.

     During 2002, the Company sold five community centers and an office building for a total sales price of $36,800 and recognized a net gain on discontinued operations of $372. Total revenues for these properties were $2,331 and $4,844 in 2002 and 2001, respectively.

NOTE 5.  UNCONSOLIDATED AFFILIATES

     At December 31, 2003, the Company has investments in the following 10 partnerships and joint ventures, which are accounted for using the equity method of accounting:

                                                                              Company's
Joint Venture                      Property Name                               Interest
-------------------------------------------------------------------------------------------
Governor's Square IB               Governor's Plaza                            50.0%
Governor's Square Company          Governor's Square                           47.5%
Imperial Valley Mall L.P.          Imperial Valley Mall                        60.0%
Kentucky Oaks Mall Company         Kentucky Oaks Mall                          50.0%
Mall of South Carolina L.P.        Coastal Grand                               50.0%
Mall of South Outparcel L.P.       Coastal Grand                               50.0%
Mall Shopping Center Company       Plaza del Sol                               50.6%
Parkway Place L.P.                 Parkway Place                               45.0%
PPG Venture I L.P.                 Willowbrook Plaza, Pemberton Plaza          10.0%
                                     and Massard Crossing
Galileo America LLC                Portfolio of 40 community centers           10.0%

     Condensed combined financial statement information of the unconsolidated affiliates is presented as follows:

                                                       December 31,
                                                ---------------------------
                                                   2003             2002
                                                -----------     -----------
ASSETS:
Net investment in real estate assets             $759,073         $280,610
Other assets                                       65,253           10,593
                                                -----------     -----------
   Total assets                                   824,326         $291,203
                                                ===========     ===========
LIABILITIES:
Mortgage notes payable                           $465,602         $191,512
Other liabilities                                  36,167            5,491
                                                -----------     -----------
   Total liabilities                              501,769          197,003
                                                -----------     -----------
OWNERS' EQUITY:
The Company                                        96,961           68,313
Other investors                                   225,596           25,887
                                                -----------     -----------
   Total owners' equity                           322,557           94,200
                                                -----------     -----------
Total liabilities and owners' equity             $824,326         $291,203
                                                ===========     ===========

                                                         Year Ended December 31,
                                                --------------------------------------------
                                                   2003             2002             2001
                                                -----------     -----------      -----------
Revenues                                           $50,279         $57,084           $55,779
Depreciation and amortization                      (9,402)         (7,603)           (7,633)
Other operating expenses                          (14,193)        (17,634)          (18,326)
                                                -----------     -----------      -----------
Income from operations                              26,684          31,847            29,820
Interest expense                                  (14,008)        (14,827)          (14,693)
Gain on sales of real estate assets                    892              --               213
                                                -----------     -----------      -----------
Net income                                         $13,568         $17,020           $15,340
                                                -----------     -----------      -----------
Company's share of net income                       $4,941          $8,215            $7,155
                                                ===========     ===========      ===========

     In general, contributions and distributions of capital or cash flows and allocations of income and expense are made on a pro rata basis in proportion to the equity interest held by each general or limited partner. All debt on these properties is non-recourse. See Note 17 for a description of guarantees the Company has issued related to certain unconsolidated affiliates.

2003 Activity
-------------
     On September 24, 2003, the Company formed Galileo America LLC ("Galileo America"), a joint venture with Galileo America REIT, the U.S. affiliate of Australia-based Galileo America Shopping Trust, to invest in community centers throughout the United States. The arrangement provides for the Company to sell, in three phases, its interests in 51 community centers for a total price of $516,000 plus a 10% interest in Galileo America.

     The first phase of the transaction closed on October 23, 2003, when the Company sold its interests in 41 community centers to Galileo America for $393,925, which consisted of $250,705 in cash, the retirement of $24,922 of debt on one of the community centers, a note receivable of $4,813, Galileo America's assumption of $93,037 in debt and $20,448 representing the Company's 10% interest in Galileo America. The Company used the net proceeds to fund escrow amounts to be used in like-kind exchanges and to reduce outstanding borrowings under the Company's credit facilities. The Company recognized a gain of $71,886 from the first phase and deferred gain of $7,987, representing the gain attributable to the Company's 10% interest in Galileo America. The note receivable was paid subsequent to December 31, 2003.

     The Company, as tenant, has entered, or will enter into, separate master lease agreements with Galileo America, as landlord, covering certain spaces in certain of the properties sold or, to be sold, to the joint venture. Under each master lease agreement, the Company is obligated to pay Galileo America an agreed-upon minimum annual rent, plus a pro rata share of common area maintenance expenses and real estate taxes, for each designated space for a term of five years from the applicable property's closing date. If the Company is able to lease a designated space to a third party, then the amounts owed by the Company under the master lease will be reduced by the amounts received under the third party lease. If the amounts under the third party lease are equal to or greater than the Company's obligation for the full term of the master lease agreement, then the Company's obligation is zero. When a third party lease is executed that releases the Company from its obligation, Galileo America assumes the credit risk related to the third party lease. This arrangement is in effect until the end of the five-year term of the master lease. Therefore, if a third party lease expires before the expiration of the master lease term, then the Company is obligated under the original terms of the master lease. Two properties in the first phase are subject to master lease agreements. The Company has recorded a liability of $2,184 at December 31, 2003, for the total amounts to be paid over the remaining terms of the master lease obligations. The Company will reduce the liability for the master lease obligation and will recognize gain to the extent it obtains third party leases that are sufficient to satisfy the master lease obligation.

     The Company may also receive up to $8,000 of additional contingent consideration if, as the exclusive manager of the properties, it achieves certain leasing objectives related to spaces that were vacant, or projected to soon be vacant, at the time the first phase closed. As of December 31, 2003, the Company had earned $3,833 for leasing objectives that were met as of December 31, 2003, of which $3,450 was recognized as gain on sales of real estate assets and $383, representing the portion attributable to the Company's 10% ownership interest, was recorded as a reduction of the Company's investment in Galileo America.

     The second phase of the transaction closed on January 5, 2004, when the Company sold its interest in six community centers for $92,375, which consisted of $62,687 in cash, the retirement of $25,953 of debt on one of the community centers, the joint venture's assumption of $2,816 of debt and closing cost of $919. The real estate assets and related mortgage notes payable of the properties in the second phase have been reflected as held for sale as of December 31, 2003. The Company ceased recording depreciation expense on these assets on October 23, 2003, the date that it was determined these assets met the criteria to be reflected as held for sale.

     The Company also entered into a master lease agreement on one of the second phase properties that totals $7,305. As of December 31, 2003, the Company has executed leases with tenants for certain spaces that will reduce this amount by $4,855. These tenants are scheduled to open at various dates between January 2004 and May 2004.

     The third phase is scheduled to close in January 2005 and will include five community centers. The total purchase price for these community centers will be $86,800.

     Pursuant to a long-term agreement, the Company will be the exclusive manager for all of the joint venture's properties in the United States, and will be entitled to management, leasing, acquisition, disposition, asset management and financing fees.

2002 Activity
-------------
     In February 2002, the Company contributed its interests in two community centers and one associated center to PPG Venture I Limited Partnership, a joint venture with a third party, and retained a 10% interest. The total consideration of $63,030 consisted of cash of $46,000 and the Company's retained interest. The Company deferred the gain of $10,983 from the transaction since certain restrictions included in the joint venture agreement related to the subsequent sale of the properties demonstrate the Company's continuing involvement. The deferred gain is included in accounts payable and accrued liabilities.

     In March 2002, the Company acquired an additional 2% interest in Kentucky Oaks Mall Company, an additional 17% interest in Madison Joint Venture and an additional 31% interest in Columbia Mall Company as discussed in Note 3. Since the additional interest in Columbia Mall Company resulted in the Company having a 79% controlling interest in that joint venture, the Company discontinued accounting for it using the equity method and began consolidating it as of the date the additional 31% interest was acquired.

     During 2002, the Company entered into three joint ventures with third parties to develop two malls, Imperial Valley Mall and Coastal Grand.

2001 Activity
-------------
     In January 2001, the Company acquired a 48% interest in Kentucky Oaks Mall Company, Columbia Joint Venture and Madison Joint Venture in connection with the first stage of the Jacobs' transaction discussed in Note 3.

     As discussed in Note 3, the Company discontinued the equity method of accounting for the partnership that owns Madison Square Mall after the Company acquired the remaining ownership interest in that partnership on January 31, 2001.


NOTE 6.  MORTGAGE AND OTHER NOTES PAYABLE

     Mortgage and other notes payable consisted of the following:

                                                              December 31, 2003                  December 31, 2002
                                                         -------------------------------   --------------------------------
                                                                       Weighted Average                   Weighted Average
                                                          Amount       Interest Rate(1)      Amount       Interest Rate(1)
                                                         ------------- -----------------   -------------  -----------------
Fixed-rate debt:
     Non-recourse loans on operating properties            $2,256,544       6.63%            $1,867,915        7.16%
                                                         -------------                     -------------
Variable-rate debt:
     Recourse term loans on operating properties              105,558       2.67%               290,954        3.98%
     Lines of credit                                          376,000       2.23%               221,275        2.69%
     Construction loans                                            --         --                 21,935        3.08%
                                                         -------------                     -------------
     Total variable-rate debt                                 481,558       2.33%               534,164        3.41%
                                                         -------------                     -------------
Total                                                      $2,738,102       5.87%            $2,402,079        6.32%
                                                         =============                     =============

(1) Weighted average interest rate before amortization of deferred financing costs.

     Non-recourse and recourse loans include loans that are secured by properties owned by the Company that have a net carrying value of $3,302,703 at December 31, 2003. At December 31, 2003, the Company had $3,967 available and unfunded under recourse term loan commitments on two properties.

Fixed-Rate Debt
---------------
     At December 31, 2003, fixed-rate loans bear interest at fixed rates ranging from 4.52% to 10.63%. Fixed-rate loans generally provide for monthly payments of principal and/or interest and mature at various dates from May 2004 through April 2016.

Variable-Rate Debt
------------------
     Recourse term loans bear interest at variable interest rates indexed to the prime lending rate or London Interbank Offered Rate ("LIBOR"). At December 31, 2003, interest rates on recourse loans varied from 2.62% to 2.77%. These loans mature at various dates from February 2004 to December 2004.

Unsecured Line of Credit
------------------------
     The Company has a short-term, unsecured line of credit that is used for acquisition purposes and bears interest at LIBOR plus 1.30%. The total available under this line of credit is $130,000, of which $72,000 was outstanding at December 31, 2003. The unsecured line of credit's original maturity date of January 31, 2004 was extended to May 31, 2004 subsequent to December 31, 2003. The Company has one additional option to extend the maturity another four months to September 30, 2004. Borrowings under the unsecured line of credit had a weighted average interest rate of 2.49% at December 31, 2003.

Secured Lines of Credit
-----------------------
     The Company has four secured lines of credit that are used for construction, acquisition, and working capital purposes. Each of these lines is secured by mortgages on certain of the Company's operating properties. The following summarizes certain information about the secured lines of credit as of December 31, 2003:

      Total             Total          Maturity
    Available        Outstanding         Date
----------------------------------------------------
$  255,000         $  228,000          February 2006
    80,000             46,000          June 2005
    10,000             10,000          April 2005
    20,000             20,000          March 2007
-------------------------------------
$  365,000         $  304,000
=====================================

     The secured lines of credit are secured by 19 of the Company's properties, which had an aggregate net carrying value of $375,198 at December 31, 2003. Borrowings under the secured lines of credit had a weighted average interest rate of 2.17% at December 31, 2003.

Letters of Credit
-----------------
     The Company had $17,343 outstanding for letters of credit under the above secured lines of credit at December 31, 2003.

     At December 31, 2003, the Company had additional secured lines of credit with a total commitment of $21,602 that can only be used for issuing letters of credit. The total outstanding under these lines of credit was $16,612 at December 31, 2003.

Covenants and Restrictions
--------------------------
     The secured and unsecured line of credit agreements contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, and limitations on cash flow distributions. The Company was in compliance with all covenants and restrictions on its lines of credit at December 31, 2003.

     Seventeen malls, six associated centers and the office building are owned by special purpose entities that are included in the Company's consolidated financial statements. The sole business purpose of the special purpose entities is to own and operate these properties, each of which is encumbered by a commercial-mortgage-backed-securities loan. The real estate and other assets owned by these special purpose entities are restricted under the loan agreements in that they are not available to settle other debts of the Company. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these properties, after payments of debt service, operating expenses and reserves, are available for distribution to the Company.

Debt Maturities
---------------
     As of December 31, 2003, the scheduled principal payments on all mortgage and other notes payable, including construction loans and lines of credit, are as follows:

2004                                          $   268,058
2005                                              143,315
2006                                              440,973
2007                                              182,216
2008                                              414,749
Thereafter                                      1,263,147
                                              ------------
                                                2,712,458
Net unamortized premiums                           25,644
                                              ------------
                                              $ 2,738,102
                                              ============

     Of the $268,058 of scheduled principal payments in 2004, $223,649 is related to loans that are scheduled to mature in 2004. The Company has extension options in place for $79,675 of these loans that will extend their scheduled maturities to 2005. The Company repaid loans of $31,974 subsequent to December 31, 2003, and the remaining $112,000 will either be repaid or refinanced.

NOTE 7. LOSS ON EXTINGUISHMENT OF DEBT

     The losses on extinguishment of debt resulted from prepayment penalties and the write-off of unamortized deferred financing costs when notes payable were retired before their scheduled maturity dates as follows:

                                                          Year Ended December 31,
                                                  ------------------------------------
                                                     2003         2002         2001
                                                  ------------------------------------
Prepayment penalties                              $    --      $   2,270     $  13,038
Prepayment penalties on discontinued operations        --             20            --
Unamortized deferred financing costs                  167          1,640           520
                                                --------------------------------------
                                                 $    167      $   3,930     $  13,558
                                                ======================================

NOTE 8.  SHAREHOLDERS' EQUITY

Common Stock
------------
     In March 2002, the Company completed an offering of 3,352,770 shares of its $0.01 par value common stock at $34.55 per share. The net proceeds of $114,705 were used to repay outstanding borrowings under the Company's lines of credit and to retire debt on certain operating properties.

Preferred Stock
---------------
     In June 1998, the Company issued 2,875,000 shares of 9.0% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") with a face value of $25.00 per share in a public offering. In June 2002, the Company purchased 200,000 shares of the Series A Preferred Stock for $5,093. On November 28, 2003, the Company redeemed the remaining 2,675,000 outstanding shares of the Series A Preferred Stock at its face value of $25.00 per share plus accrued and unpaid dividends. In connection with the redemption of the Series A Preferred Stock, the Company recorded a charge of $2,181 to write-off direct issuance costs that were recorded as a reduction of additional paid-in capital when the Series A Preferred Stock was issued. The charge is included in preferred dividends in the accompanying consolidated statement of operations.

     In June 2002, the Company completed an offering of 2,000,000 shares of 8.75% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), having a par value of $.01 per share, at $50.00 per share. The net proceeds of $96,370 were used to reduce outstanding balances under the Company's lines of credit and to retire term loans on several properties.

     The dividends on the Series B Preferred Stock are cumulative and accrue from the date of issue and are payable quarterly in arrears at a rate of $4.375 per share per annum. The Series B Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series B Preferred Stock cannot be redeemed by the Company prior to June 14, 2007. After that date, the Company may redeem shares, in whole or in part, at any time for a cash redemption price of $50.00 per share plus accrued and unpaid dividends.

     On August 22, 2003, the Company issued 4,600,000 depositary shares in a public offering, each representing one-tenth of a share of 7.75% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") with a par value of $0.01 per share. The Series C Preferred Stock has a liquidation preference of $250.00 per share ($25.00 per depositary share).

     The dividends on the Series C Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $19.375 per share ($1.9375 per depositary share) per annum. The Series C Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and is not redeemable before August 22, 2008. The net proceeds of $111,227 were used to partially fund certain acquisitions discussed in Note 3 and to reduce outstanding borrowings under the Company's lines of credit.


NOTE 9.  MINORITY INTERESTS

     Minority interests represent (i) the aggregate partnership interest in the Operating Partnership that is not owned by the Company and (ii) the aggregate ownership interest in 11 of the Company's shopping center properties that is held by third parties.

Minority Interest in Operating Partnership
------------------------------------------
     The minority interest in the Operating Partnership is represented by common units and special common units of limited partnership interest in the Operating Partnership (the "Operating Partnership Units") that the Company does not own.

     The assets and liabilities allocated to the Operating Partnership's minority interest are based on their ownership percentage of the Operating Partnership at December 31, 2003 and 2002. The ownership percentage is determined by dividing the number of Operating Partnership Units held by the minority interest at December 31, 2003 and 2002 by the total Operating Partnership Units outstanding at December 31, 2003 and 2002. The minority interest ownership percentage in assets and liabilities of the Operating Partnership was 45.4% and 46.3% at December 31, 2003 and 2002, respectively.

     Income is allocated to the Operating Partnership's minority interest based on their weighted average ownership during the year. The ownership percentage is determined by dividing the weighted average number of Operating Partnership Units held by the minority interest by the total weighted average number of Operating Partnership Units outstanding during the year.

     A change in the number of shares of common stock or Operating Partnership Units changes the percentage ownership of all partners of the Operating Partnership. An Operating Partnership Unit is considered to be equivalent to a share of common stock since it generally is redeemable for cash or shares of the Company's common stock. As a result, an allocation is made between shareholders' equity and minority interest in the Operating Partnership in the accompanying balance sheet to reflect the change in ownership of the Operating Partnership's underlying equity when there is a change in the number of shares and/or Operating Partnership Units outstanding.

     The total minority interest in the Operating Partnership was $523,779 and $497,832 at December 31, 2003 and 2002, respectively.

Minority Interest in Operating Partnership-Conversion Rights
------------------------------------------------------------
     Under the terms of the Operating Partnership's limited partnership agreement, each of the limited partners has the right to exchange all or a portion of its partnership interests for shares of CBL's common stock or, at CBL's election, their cash equivalent. When an exchange occurs, CBL assumes the limited partner's ownership interests in the Operating Partnership. The number of shares of common stock received by a limited partner of the Operating Partnership upon exercise of its exchange rights will be equal on a one-for-one basis to the number of partnership units exchanged by the limited partner. The amount of cash received by the limited partner, if CBL elects to pay cash, will be based on the five-day trailing average of the trading price at the time of exercise of the shares of common stock that would otherwise have been received by the limited partner in the exchange. Neither the limited partnership interests in the Operating Partnership nor the shares of common stock of CBL are subject to any right of mandatory redemption.

     The Operating Partnership issued 13,159,402 special common units in connection with acquisitions discussed in Notes 3 and 5. After January 31, 2004, holders of the special common units may exchange them for shares of common stock or cash. The Company has the right to elect the form of payment. The special common units receive a minimum distribution of $2.9025 per unit per year. When the distribution on the common units exceeds $2.9025 per unit per year, the special common units will receive a distribution equal to that paid on the common units.

     The Operating Partnership issued 1,144,034 common units in connection with acquisitions discussed in Notes 3 and 5. The 118,695 common units issued in connection with the acquisition of Panama City Mall, which is discussed in Note 3, receive a minimum annual dividend of $3.375 per unit until May 2012. When the distribution on the common units exceeds $3.375 per unit, these common units will receive a distribution equal to that paid on the common units. Additionally, if the annual distribution on the common units should ever be less than $2.22 per unit, the $3.375 per unit dividend will be reduced by the amount the per unit distribution is less than $2.22 per unit.

     The Company purchased 460,083 common units from a former executive of the Company who retired in 1997 for $21,013 during 2003. During 2002, third parties converted 446,652 common units to shares of the Company's common stock.

     Outstanding   rights  to  convert  minority   interests  in  the  Operating
Partnership to common stock were held by the following parties at December 31, 2003 and 2002:

                                                    December 31,
                                         --------------------------------
                                              2003            2002
                                         --------------- ----------------
Common shares outstanding                  30,323,476       29,797,469
Outstanding rights:
  Jacobs                                   11,953,903       11,953,903
  CBL's Predecessor                         8,755,612        8,883,928
  Third parties                             4,513,397        4,845,164
                                         --------------- ----------------
Total Operating Partnership Units          55,546,388       55,480,464
                                         =============== ================

Minority Interest in Shopping Center Properties
-----------------------------------------------
     The Company's consolidated financial statements include the assets, liabilities and results of operations of 11 properties that the Company does not wholly own. The minority interest in shopping center properties represents the aggregate ownership interest of third parties in these properties. The total minority interests in shopping center properties was $3,652 and $2,681 at December 31, 2003 and 2002, respectively. In June 2004, the Company sold one of the community centers in which there was a minority interest.

     The assets and liabilities allocated to the minority interest in shopping center properties are based on the third parties' ownership percentages in each shopping center property at December 31, 2003 and 2002. Income is allocated to the minority interest in shopping center properties based on the third parties' weighted average ownership in each shopping center property during the year.

NOTE 10.  MINIMUM RENTS

     The Company receives rental income by leasing retail shopping center space under operating leases. Future minimum rents are scheduled to be received under noncancellable tenant leases at December 31, 2003, as follows:


2004                                            $384,603
2005                                             330,681
2006                                             288,881
2007                                             246,537
2008                                             205,595
Thereafter                                       671,286

     Future   minimum   rents  do  not  include   percentage   rents  or  tenant
reimbursements that may become due.

NOTE 11.  MORTGAGE NOTES RECEIVABLE

     Mortgage notes receivable are collateralized by first mortgages, wrap-around mortgages on the underlying real estate and related improvements or by assignment of 100% of the partnership interests that own the real estate assets. Interest rates on notes receivable range from 2.30% to 9.50% at December 31, 2003. Maturities of notes receivable range from 2004 to 2019.

NOTE 12.  SEGMENT INFORMATION

     The Company measures performance and allocates resources according to property type, which is determined based on differences such as nature of tenants, capital requirements, economic risks and leasing terms. Rental income and tenant reimbursements from tenant leases provide the majority of revenues from all segments. The accounting policies of the reportable segments are the same as those described in Note 2. Information on the Company's reportable segments is presented as follows:

                                                                Associated    Community
Year Ended December 31, 2003                        Malls        Centers       Centers     All Other       Total
----------------------------------------------- --------------  ------------  -----------  -----------   ------------
 Revenues                                           $  571,744     $ 23,961      $ 51,513     $ 19,975     $  667,193
 Property operating expenses (1)                      (185,836)      (5,614)      (12,081)       8,515       (195,016)
 Interest expense                                     (139,900)      (5,157)       (6,746)      (1,519)      (153,322)
 Other expense                                              --           --            --      (11,489)       (11,489)
 Gain on sales of real estate assets                     2,216           --        75,549           --         77,765
                                                --------------  ------------  -----------  -----------   ------------
 Segment profit and loss                            $  248,224     $ 13,190      $108,235     $ 15,482        385,131
                                                ==============  ============  ===========  ===========
 Depreciation and amortization expense                                                                       (113,437)
 General and administrative expense                                                                           (30,395)
 Interest income                                                                                                2,485
 Loss on extinguishment of debt                                                                                  (167)
 Equity in earnings and minority interest                                                                    (104,349)
                                                                                                         ------------
 Income before discontinued operations                                                                     $  139,268
                                                                                                         ============
 Total assets (2)                                   $3,682,158     $199,356      $265,467     $117,329     $4,264,310
 Capital expenditures (2)                           $  651,567     $ 28,901      $ 32,063     $ 31,274     $  743,805

                                                                Associated    Community
Year Ended December 31, 2002                        Malls        Centers       Centers     All Other       Total
----------------------------------------------- --------------  ------------  -----------  -----------   ------------
 Revenues                                           $  490,743     $ 18,811      $ 59,081     $ 18,047     $  586,682
 Property operating expenses (1)                      (163,730)      (4,231)      (15,257)       8,182       (175,036)
 Interest expense                                     (123,977)      (3,817)       (9,270)      (5,977)      (143,041)
 Other expense                                               -            -             -      (10,307)       (10,307)
 Gain(loss) on sales of real estate assets                (251)          94         1,016        1,945          2,804
                                                --------------  ------------  -----------  -----------   ------------
 Segment profit and loss                            $  202,785     $ 10,857      $ 35,570     $ 11,890        261,102
                                                ==============  ============  ===========  ===========
 Depreciation and amortization expense                                                                        (93,979)
 General and administrative expense                                                                           (23,332)
 Interest income                                                                                                1,853
 Loss on extinguishment of debt                                                                                (3,910)
 Equity in earnings and minority interest                                                                     (59,316)
                                                                                                         ------------
 Income before discontinued operations                                                                     $   82,418
                                                                                                         ============
 Total assets (2)                                   $3,067,611     $151,606      $418,856     $157,041     $3,795,114
 Capital expenditures (2)                           $  454,721     $ 29,164      $ 25,930     $ 49,903     $  559,718

                                                                Associated    Community
Year Ended December 31, 2001                        Malls        Centers       Centers     All Other       Total
----------------------------------------------- --------------  ------------  -----------  -----------   ------------
 Revenues                                           $  434,003     $ 16,548      $ 66,083     $ 20,338     $  536,972
 Property operating expenses (1)                      (141,714)      (3,813)      (15,679)      (3,156)      (164,362)
 Interest expense                                     (125,198)      (4,599)      (14,951)     (11,810)      (156,558)
 Other expense                                               -            -             -      (11,489)       (11,489)
 Gain on sales of real estate assets                     1,441          350         8,858           --         10,649
                                                --------------  ------------  -----------  -----------   ------------
 Segment profit and loss                            $  168,532     $  8,486      $ 44,311     $ (6,117)       215,212
                                                ==============  ============  ===========  ===========
 Depreciation and amortization expense                                                                        (83,483)
 General and administrative expense                                                                           (18,807)
 Interest income                                                                                                1,891
 Loss on extinguishment of debt                                                                               (13,558)
 Equity in earnings and minority interest                                                                     (44,142)
                                                                                                         ------------
 Income before discontinued operations                                                                     $   57,113
                                                                                                         ============
 Total assets (2)                                   $2,678,666     $128,660      $493,198     $ 72,327     $3,372,851
 Capital expenditures (2)                           $1,288,699     $  8,375      $ 58,670     $ 12,476     $1,368,220

(1) Property operating expenses include property operating, real estate taxes and maintenance and repairs.
(2)  Developments in progress are included in the All Other category.

NOTE 13.  OPERATING PARTNERSHIP

     Condensed consolidated financial statement information for the Operating Partnership is presented as follows:

                                                           December 31,
                                                    -------------------------------
                                                        2003               2002
                                                    ------------       ------------
ASSETS:
 Net investment in real estate assets               $ 3,912,220        $ 3,611,485
 Investment in unconsolidated affiliates                 96,989             68,770
 Other assets                                           253,985            115,022
                                                    ------------       ------------
 Total assets                                       $ 4,263,194        $ 3,795,277
                                                    ============       ============
LIABILITIES:
 Mortgage and other notes payable                   $ 2,738,102        $ 2,402,079
 Other liabilities                                      138,210            131,815
                                                    ------------       ------------
 Total liabilities                                    2,876,312          2,533,894

 Minority interests                                       3,652              2,681

OWNERS' EQUITY                                        1,383,230          1,258,702
                                                    ------------       ------------
 Total liabilities and owner's equity               $ 4,263,194        $ 3,795,277
                                                    ============       ============

                                                             Year Ended December 31,
                                             ---------------------------------------------------------
                                                    2003               2002               2001
                                             ---------------------------------------------------------
 Total revenues                                  $ 667,193          $ 586,682          $ 536,974
 Depreciation and amortization                   (113,437)           (93,978)           (83,483)
 Other operating expenses                        (235,412)          (208,229)          (194,231)
                                             ---------------------------------------------------------
 Income from operations                            318,344            284,475           259,260
 Interest income                                     2,480              1,849              1,887
 Interest expense                                (153,315)          (142,274)          (156,557)
 Loss on extinguishment of debt                      (167)            (3,930)           (13,558)
 Gain on sales of real estate assets                77,765              2,804             10,649
 Equity in earnings of unconsolidated
   affiliates                                        4,941              8,215              7,155
 Minority interest in shopping center
   properties                                       (2,758)            (3,280)            (1,654)
                                             ---------------------------------------------------------
 Income before discontinued operations             247,290            147,859            107,182
 Operating income of discontinued operations           829              2,116              3,795
 Gain on discontinued operations                     4,042                372                  -
                                             ---------------------------------------------------------
 Net income                                      $ 252,161          $ 150,347        $   110,977
                                             =========================================================


NOTE 14.  NONCASH INVESTING AND FINANCING ACTIVITIES

     The Company's noncash investing and financing activities were as follows for 2003, 2002 and 2001:

                                                           2003            2002             2001
                                                       ------------    ------------     ------------
Cash paid during the year for interest, net of
    amounts capitalized                                 $ 151,012       $ 141,425        $ 151,397
Debt assumed to acquire property interests                209,834         149,687          875,425
Premiums related to debt assumed to acquire property
    interests                                              26,290              --               --
Short-term notes payable issued to acquire property
    interests                                              11,617              --               --
Note receivable from sale of real estate assets             4,813              --               --
Issuance of minority interest to acquire property
    interests                                                  --          60,788          339,976

NOTE 15.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses derivative financial instruments to manage its exposure to changes in interest rates. The Company does not use derivative financial instruments for speculative purposes. The Company's interest rate risk management policy requires that derivative instruments be used for hedging purposes only and that they be entered into only with major financial institutions based upon their credit ratings and other factors.

     The Company's objective in using derivatives is to manage its exposure to changes in interest rates. To accomplish this objective, the Company primarily uses interest rate swap and cap agreements as part of its cash flow hedging strategy.

     At December 31, 2003, the Company had one interest rate cap agreement that was already in place on $40,000 of variable-rate debt that was assumed in connection with the acquisition of Sunrise Mall (see Note 3). The interest rate cap agreement limits the maximum interest rate at 5.50% and matures in May 2004. The interest rate cap's fair value was $0 at both the acquisition date and December 31, 2003.

     Interest rate swap agreements designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without the exchange of the underlying principal amount. During 2002, such derivatives were used to hedge the variable cash flows associated with variable-rate debt. Under an interest rate swap in place at December 31, 2002, the Company received interest payments at a rate equal to LIBOR (1.44% at December 31, 2002) and paid interest at a fixed rate of 5.83%. The interest rate swap had a notional amount of $80,000 and expired August 30, 2003.

     Effective January 1, 2001, the Company determined that, with the exception of two swap agreements that expired during the first quarter of 2001, the Company's derivative instruments were effective and qualified for hedge accounting in accordance with SFAS No. 133. At December 31, 2002, the interest rate swap's fair value of $2,412 was recorded in accounts payable and accrued liabilities.

     The unrealized gains/losses recorded in accumulated other comprehensive loss are reclassified to earnings as interest expense when interest payments are made. This reclassification correlates with the timing of when hedged items are recognized in earnings. The change in net unrealized gains on cash flow hedges in 2003 and 2002 reflects a reclassification of net unrealized gains from accumulated other comprehensive loss to interest expense in the amounts of $2,397 and $4,387, respectively.

     The Company is exposed to credit losses if the counterparty is unable to perform under the interest rate swap agreement. However, the Company anticipates that the counterparty will be able to fully satisfy its obligations under the contract. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of counterparties.

NOTE 16.  RELATED PARTY TRANSACTIONS

     CBL's Predecessor and certain officers of the Company have a significant minority interest in the construction company that the Company engaged to build substantially all of the Company's development properties. The Company paid approximately $163,617, $96,185 and $94,300 to the construction company in 2003, 2002, and 2001, respectively, for construction and development activities. The Company had accounts payable to the construction company of $8,082 and $16,963 at December 31, 2003 and 2002, respectively.

     The Management Company provides management and leasing services to the Company's unconsolidated affiliates and other affiliated partnerships. Revenues recognized for these services amounted to $1,077, $2,502 and $1,450 in 2003, 2002 and 2001, respectively.

NOTE 17.  CONTINGENCIES

     The Company is currently involved in certain litigation that arises in the ordinary course of business. It is management's opinion that the pending litigation will not materially affect the financial position or results of operations of the Company. Additionally, management believes that, based on environmental studies completed to date, any exposure to environmental cleanup will not materially affect the financial position and results of operations of the Company.

     The Company has guaranteed 50% of the debt of Parkway Place L.P., an unconsolidated affiliate in which the Company owns a 45% interest. The total amount outstanding at December 31, 2003, was $58,470, of which the Company has guaranteed $29,235. The Company did not receive a fee for this guaranty.

     Under the terms of the partnership agreement of Mall of South Carolina L.P., an unconsolidated affiliate in which the Company owns a 50% interest, the Company has guaranteed 100% of the construction debt to be incurred to develop Coastal Grand. The total amount outstanding at December 31, 2003 was $46,384. The Company received a fee of $1,572 for this guaranty during 2003 and will recognize $786 of this fee as revenue pro rata over the term of the guaranty until it expires in May 2006, which represents the portion of the fee attributable to the third-party partner's ownership interest. The remaining $786 attributable to the Company's ownership interest is recorded as a reduction in the Company's investment in the partnership. The Company recognized $218 of revenue related to this guaranty during 2003.

     The Company has guaranteed 100% of the debt of Imperial Valley Mall L.P., an unconsolidated affiliate in which the Company owns a 60% interest. The total amount outstanding at December 31, 2003, was $418, of which the Company has guaranteed $209.

NOTE 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short maturity of these financial instruments. Based on the interest rates for similar financial instruments, the carrying value of mortgage notes receivable is a reasonable estimation of fair value. The fair value of mortgage and other notes payable was $3,094,285 and $2,637,219 at December 31, 2003 and 2002, respectively. The fair value was calculated by discounting future cash flows for the notes payable using estimated rates at which similar loans would be made currently.

NOTE 19.  STOCK INCENTIVE PLAN

     The Company maintains the CBL & Associates Properties, Inc. 1993 Stock Incentive Plan, as amended, which permits the Company to issue stock options and common stock to selected officers, employees and directors of the Company. The shares available under the plan were increased from 4,000,000 to 5,200,000 during 2002. The Compensation Committee of the Board of Directors (the "Committee") administers the plan.

Stock Options
-------------
     Stock options issued under the plan allow for the purchase of common stock at the fair market value of the stock on the date of grant. Stock options granted to officers and employees vest and become exercisable in installments on each of the first five anniversaries of the date of grant and expire 10 years after the date of grant. Stock options granted to independent directors are fully vested upon grant. However, the independent directors may not sell, pledge or otherwise transfer their stock options during their board term or for one year thereafter.

     The Company's stock option activity for 2003, 2002 and 2001 is summarized as follows:

                                           2003                         2002                         2001
                                --------------------------------------------------------------------------------------
                                                Weighted                     Weighted                     Weighted
                                                 Average                      Average                      Average
                                                Exercise                     Exercise                     Exercise
                                    Shares        Price        Shares          Price         Shares         Price
                                ------------------------------------------ -------------------------------------------
Outstanding, beginning of year    2,533,417       25.51       2,351,967        23.39        2,364,817      $22.51
Granted                                   -           -         429,750        36.56          378,500       27.70
Exercised                          (323,259)      24.00        (209,600)       23.90         (375,350)      22.18
Canceled                            (26,050)      30.92         (38,700)       28.28          (16,000)      24.57
                                ---------------             --------------               ---------------
Outstanding, end of year          2,184,108       25.67       2,533,417        25.51        2,351,967       23.39
                                ===============             ==============               ===============
Options exercisable at end of
  year                            1,461,658       23.20       1,425,817        22.26        1,284,917       21.82
                                ===============             ==============               ===============
Weighted average fair value of
  options granted during the
  year                           $        -                  $     3.50                    $     1.75
                                ===============             ==============               ===============


         The following is a summary of the stock options outstanding at December 31, 2003:

                                            Weighted          Weighted                          Weighted
                                            Average           Average                           Average
                                           Remaining       Exercise Price                    Exercise Price
                            Options       Contractual        of Options        Options         of Options
 Exercise Price Range     Outstanding    Life in Years      Outstanding      Exercisable      Exercisable
------------------------ -------------- ----------------- ----------------- --------------- -----------------
  $19.5625 - $21.6250        573,958          1.5             $19.99            573,958          $19.99
  $23.6250 - $25.6250        924,010          4.9              23.98            730,860           23.99
  $27.6750 - $39.8000        686,140          7.9              32.68            156,840           31.52
                         -------------- ----------------- ----------------- --------------- -----------------
        Totals             2,184,108          5.0             $25.67          1,461,658          $23.20
                         ============== ================= ================= =============== =================

Stock Awards
------------
     Under the plan, common stock may be awarded either alone, in addition to, or in tandem with other stock awards granted under the plan. The Committee has the authority to determine eligible persons to whom common stock will be awarded, the number of shares to be awarded, and the duration of the vesting period, as defined. The Committee may also provide for the issuance of common stock under the plan on a deferred basis pursuant to deferred compensation arrangements, as described in Note 20.

     In May 2003, the Company granted awards for 43,225 shares of the Company's common stock to employees. The terms of the awards allow for a recipient to vest and receive shares of common stock in equal installments on each of the first five anniversaries of the date of grant. Under the terms of the awards, the Company pays the recipient additional compensation, in an amount equal to the dividends paid on the Company's common stock, on the unvested portion of the award as if the recipient owned the unvested shares.

     The Company recorded deferred compensation of $1,870 when the awards were granted, based on the market value of the Company's common stock on the grant date, which was $43.06 per share. The deferred compensation is being amortized on a straight-line basis as compensation expense over the five-year vesting period. The Company recognized $248 of compensation expense in 2003 related to the amortization of deferred compensation. The Company also recorded a reduction to deferred compensation of $15 for grants that were canceled during 2003.

     During 2003, the Company issued an additional 43,606 shares of common stock to employees with a weighted-average grant date fair value of $43.01. The shares vested immediately.

     During 2002, the Company issued 73,228 shares of common stock with a weighted average grant-date fair value of $35.21 per share. There were 41,516 shares that vested immediately. The remaining 31,712 shares vest at various dates from 2003 to 2007.

     During 2001, the Company issued 69,735 shares of common stock with a weighted average grant-date fair value of $27.62 per share. There were 44,537 shares of common stock that vested immediately. The remaining 25,198 shares of common stock vest at various dates from 2002 to 2006.

NOTE 20.  EMPLOYEE BENEFIT PLANS

401 (k) Plan
------------
     The Management Company maintains a 401(k) profit sharing plan, which is qualified under Section 401(a) and Section 401(k) of the Code to cover employees of the Management Company. All employees who have attained the age of 21 and have completed at least one year of service are eligible to participate in the plan. The plan provides for employer matching contributions on behalf of each participant equal to 50% of the portion of such participant's contribution that does not exceed 2.5% of such participant's compensation for the plan year.
Additionally, the Management Company has the discretion to make additional profit-sharing-type contributions not related to participant elective contributions. Total contributions by the Management Company were $518, $439 and $391 in 2003, 2002 and 2001, respectively.

Employee Stock Purchase Plan
----------------------------
     The Company maintains an employee stock purchase plan that allows eligible employees to acquire shares of the Company's common stock in the open market without incurring brokerage or transaction fees. Under the plan, eligible employees make payroll deductions that are used to purchase shares of the Company's common stock. The shares are purchased by the fifth business day of the month following the month when the deductions were withheld. The shares are purchased at the prevailing market price of the stock at the time of purchase.


Deferred Compensation Arrangements
----------------------------------
     The Company has entered into agreements with certain of its officers that allow the officers to defer receipt of selected salary increases and/or bonus compensation for periods ranging from 5 to 10 years.

     For certain officers, the deferred compensation arrangements provide that when the salary increase or bonus compensation is earned and deferred, shares of the Company's common stock issuable under the 1993 Stock Incentive Plan are deemed set aside for the amount deferred. The number of shares deemed set aside is determined by dividing the amount of compensation deferred by the fair value of the Company's common stock on the deferral date, as defined in the arrangements. The shares set aside are deemed to receive dividends equivalent to those paid on the Company's common stock, which are then deemed to be reinvested in the Company's common stock in accordance with the Company's dividend reinvestment plan. When an arrangement terminates, the Company will issue shares of the Company's common stock to the officer equivalent to the number of shares deemed to have accumulated under the officer's arrangement. At December 31, 2003 and 2002, respectively, there were 93,796 and 80,532 shares that were deemed set aside in accordance with these arrangements.

     For other officers, the deferred compensation arrangements provide that their bonus compensation is deferred in the form of a note payable to the officer. Interest accumulates on these notes at 7.0%. When an arrangement terminates, the note payable plus accrued interest is paid to the officer in cash. At December 31, 2003 and 2002, respectively, the Company had notes payable, including accrued interest, of $296 and $319 related to these arrangements.

NOTE 21.  DIVIDENDS

     On October 29, 2003, the Company declared a cash dividend of $0.725 per share of common stock for the quarter ended December 31, 2003. The dividend was paid on January 16, 2004, to shareholders of record as of December 31, 2003. The total dividend of $21,985 is included in accounts payable and accrued liabilities at December 31, 2003.

     On October 29, 2003, the Operating Partnership declared a distribution of $18,309 to the Operating Partnership's limited partners. This distribution represented a distribution of $0.725 per unit for each common unit and $0.726 to $0.844 per unit for the special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2003.

     The allocations of dividends declared and paid for income tax purposes are as follows:

                                                   Year Ended December 31,
                                   -------------------------------------------------------
                                         2003                2002              2001
                                   ------------------  -----------------  ----------------
Dividends declared:
     Common stock                        $  2.69          $  2.32           $    2.04
     Series A preferred stock            $  2.05          $  2.25           $    2.25
     Series B preferred stock            $  4.3752        $  2.3942         $      -
     Series C preferred stock            $  6.99653(1)    $       -         $      -

Allocations: (2)
     Ordinary income                       98.83%           95.63%              92.16%
     Capital gains 20% rate                 0.00%            0.13%               3.80%
     Capital gains 25% rate                 1.17%(3)         4.24%               4.04%
     Return of capital                      0.00%            0.00%               0.00%
                                   ------------------  -----------------  ----------------
Total                                     100.00%          100.00%             100.00%
                                   ==================  =================  ================

(1)  Represents a dividend of $0.699653 per depositary share.
(2) The allocations for income tax purposes are the same for the common stock and each series of preferred stock for each period presented.
(3)  All of the 2003 capital gains represent pre-May 6, 2003 capital gains.

NOTE 22.  QUARTERLY INFORMATION (UNAUDITED)

     The following quarterly information differs from previously reported results since the results of operations of long-lived assets disposed of subsequent to each quarter end in 2003 have been reclassified to discontinued operations for all periods presented. Additionally, total revenues differs from previously reported amounts due to a reclassification made to conform to the fourth quarter and year-end presentations.

2003                                           First         Second         Third         Fourth
                                              Quarter        Quarter       Quarter       Quarter      Total (1)
                                             ----------     ----------    ----------    ----------    ----------
Total revenues                                $163,600       $162,489      $163,036      $178,068      $667,193
Income from operations                          77,950         77,683        77,634        83,589       316,856
Income before discontinued operations           23,272         24,620        24,163        67,213       139,268
Discontinued operations                          3,202             87           746           836         4,871
Net income available to common
  shareholders                                  22,776         21,022        20,225        60,483       124,506

Basic per share data:
    Income before discontinued
      operations, net of preferred
      dividends                                 $ 0.66         $ 0.70        $ 0.65        $ 1.98        $ 3.99
    Net income available to common
      shareholders                              $ 0.76         $ 0.70        $ 0.67        $ 2.01        $ 4.15

Diluted per share data:
    Income before discontinued
      operations, net of preferred
      dividends                                 $ 0.64         $ 0.67        $ 0.62        $ 1.89        $ 3.82
    Net income available to common
      shareholders                              $ 0.74         $ 0.68        $ 0.65        $ 1.92        $ 3.99

                                                First        Second         Third         Fourth
2002                                          Quarter        Quarter       Quarter       Quarter      Total (1)
                                             ----------     ----------    ----------    ----------    ----------
Total revenues                                $141,888       $145,281      $143,982      $155,531      $586,682
Income from operations                          69,625         68,994        68,550        76,859       284,028
Income before discontinued operations           17,070         20,227        20,468        24,653        82,418
Discontinued operations                          1,929            694           691         (826)         2,488
Net income available to common
  shareholders                                  17,384         18,911        17,465        20,227        73,987

Basic per share data:
    Income before discontinued
      operations, net of preferred
      dividends                                 $ 0.59         $ 0.63        $ 0.57        $ 0.71        $ 2.50
    Net income available to common
      shareholders                              $ 0.66         $ 0.65        $ 0.59        $ 0.68        $ 2.58

Diluted per share data:
    Income before discontinued
      operations, net of preferred
      dividends                                 $ 0.57         $ 0.61        $ 0.55        $ 0.69        $ 2.42
    Net income available to common
      shareholders                              $ 0.64         $ 0.63        $ 0.57        $ 0.66        $ 2.50

(1) The sum of quarterly earnings per share may differ from annual earnings per share due to rounding.